UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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DARDEN RESTAURANTS, INC.
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August 5, 2019

Dear Shareholders:

On behalf of your Board of Directors, it is our pleasure to invite you to attend the 2019 Annual Meeting of Shareholders of Darden Restaurants, Inc. We will hold the Annual Meeting on Wednesday, September 18, 2019, at 10:00 a.m., Eastern Time, at Rosen Shingle Creek, 9939 Universal Blvd., Orlando, Florida 32819. All holders of our outstanding common shares as of the close of business on July 24, 2019, are entitled to vote at the meeting.

We will furnish proxy materials to shareholders via the Internet, which allows us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

The notice of meeting and Proxy Statement contain details about the business to be conducted at the Annual Meeting. Please read these documents carefully. We will set aside time at the meeting for discussion of each item of business and provide you with the opportunity to ask questions. If you will need special assistance at the meeting because of a disability, please contact Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837, phone (407) 245-4043.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Please refer to the proxy card or Notice of Availability of Proxy Materials for more information on how to vote your shares at the meeting.

Your vote is important. Thank you for your support.

Sincerely,

Charles M. Sonsteby
Chairman of the Board of Directors

DARDEN RESTAURANTS, INC.
1000 Darden Center Drive
Orlando, Florida 32837
_________________________

NOTICE OF
2019 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 18, 2019

Time:	10:00 a.m., Eastern Time, on Wednesday, September 18, 2019

Place:	Rosen Shingle Creek, 9939 Universal Blvd., Orlando, Florida 32819

Items of Business:
1.    To elect a full Board of eight directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2.    To obtain advisory approval of the Company’s executive compensation;

3.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2020; and

4.    To transact such other business, if any, as may properly come before the meeting and any adjournment.

Who Can Vote:	You can vote at the Annual Meeting and any adjournment if you were a holder of record of our common stock at the close of business on July 24, 2019.

Website:
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on September 18, 2019:  The accompanying Proxy Statement and our 2019 Annual Report on Form 10-K are available at www.darden.com. In addition, you may access these materials at www.proxyvote.com. On August 5, 2019, we mailed a Notice of Internet Availability of Proxy Materials to certain shareholders, containing instructions for voting online and for requesting a paper copy of the Proxy Statement and 2019 Annual Report on Form 10-K.

Date of Mailing:	This Notice of the Annual Meeting of Shareholders and the Proxy Statement are first being distributed or otherwise furnished to shareholders on or about August 5, 2019.

By Order of the Board of Directors

Matthew R. Broad
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

DARDEN RESTAURANTS, INC.
PROXY STATEMENT

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DARDEN RESTAURANTS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 18, 2019
____________________________

The Board of Directors (the Board) of Darden Restaurants, Inc. (Darden, the Company, we, us or our) is soliciting your proxy for use at the Annual Meeting of Shareholders to be held on September 18, 2019. This Proxy Statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote at the meeting. This Proxy Statement and the proxy card are first being distributed or otherwise furnished to shareholders on or about August 5, 2019. Capitalized terms used in this Proxy Statement that are not otherwise defined are defined in Appendix A to this document.

PROXY STATEMENT SUMMARY

This summary highlights certain information discussed in more detail in this Proxy Statement.

2019 Annual Meeting of Shareholders

Wednesday, September 18, 2019, 10:00 a.m., E.T.
Rosen Shingle Creek, 9939 Universal Blvd., Orlando, Florida 32819

Matters Presented for Vote at the Meeting

The matters to be voted upon at this meeting, along with the Board’s recommendation, are set forth below.

Proposals	Required Approval	Board Recommendation	Page Reference
1.    Election of Eight Directors from the Following Nominees:
- M. Shân Atkins
- James P. Fogarty
- Cynthia T. Jamison
- Eugene I. (Gene) Lee, Jr.
- Nana Mensah
- William S. Simon
- Charles M. (Chuck) Sonsteby
- Timothy J. Wilmott
	Majority of Votes Cast	For Each Nominee	p. 8
2. Advisory Approval of the Company’s Executive Compensation	Majority of Votes Cast	For	p. 13
3. Ratification of Appointment of the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending May 31, 2020	Majority of Votes Cast	For	p. 14

Fiscal 2019 Performance Highlights

The Company delivered strong performance in fiscal 2019, as evidenced by these results, both of which serve as performance metrics under the Company’s compensation plans. (See pp. 31-32 for details on these measures and related compensation results.)

Consolidated Adjusted Diluted Net Earnings Per Share from Continuing Operations for fiscal 2019(1)	Darden Same-Restaurant Sales Growth vs. Prior Year for fiscal 2019
$5.82	2.5%
(1) See p. 32 for a definition of Consolidated Adjusted Diluted Net Earnings Per Share from Continuing Operations.

•	In fiscal 2019, the Company returned over half a billion dollars to shareholders, through $371 million in dividends paid and $208 million in share repurchases.

•	In June 2019, the Board increased the Company’s quarterly dividend by 17% percent, to $0.88 per common share.

Corporate Governance Highlights

Our Board seeks to maintain the highest standards of corporate governance and ethical business conduct including the following highlights:

•	Independent Chairman of the Board, and seven of our eight nominees for the Board are independent;

•	All directors are elected annually and majority vote standard for uncontested elections;

•	All Board committees are composed of only independent directors;

•	The Board and committees conduct annual self-assessments;

•	Board met in executive session at each of its quarterly meetings during fiscal 2019;

•	Enacted proxy access in fiscal 2015;

•	Directors and executive officers are subject to robust stock ownership requirements;

•	10 percent of shareholders can call a special meeting; and

•	No supermajority voting requirements.

Additionally, building on the foundation of our Food Principles which provides the framework for how the Company looks at sustainability in our supply chain, we adopted a new Animal Welfare Policy in 2019. Our policy encourages an outcomes-based approach to continue to ensure high level of care for farm animals in our supply chain and establishes a new Animal Welfare Advisory Council. We also committed to purchase chicken raised without medically important antibiotics by 2023. More details about our Food Principles and Animal Welfare Policy can be found on our website at www.darden.com under Citizenship — Plate — Food Principles.

Executive Compensation Highlights

Our fiscal 2019 compensation programs were designed to create a strong alignment between pay and performance for our executives. Highlights of our executive compensation programs include:

•	At the Company’s 2018 Annual Meeting, approximately 93.2 percent of the votes cast were in favor of the advisory vote to approve executive compensation; and

•	Over 87 percent of our CEO’s and 72 percent of other Named Executive Officers’ target total direct compensation for fiscal 2019 is tied to performance.

We have included a detailed Executive Summary in our Compensation Discussion and Analysis section on p. 26 in this Proxy Statement.

CORPORATE GOVERNANCE AND BOARD ADMINISTRATION

Our Board is Committed to the Highest Standards of Corporate Governance and Ethical Business Conduct

Corporate governance guidelines, policies and practices are the foundation for the effective and ethical governance of all public companies. Our Board is committed to the highest standards of corporate governance and ethical business conduct, providing accurate information with transparency and complying fully with the laws and regulations applicable to our business. The Company’s corporate governance structure is designed to ensure that the Company’s policies and practices are aligned with shareholder interests and corporate governance best practices. Executive management supports the Board’s commitment to be transparent through shareholder outreach efforts. We offer our shareholders an opportunity to engage in dialogue with us about aspects of our corporate governance and discuss any areas of concern. Our corporate governance practices are governed by our Articles of Incorporation, Bylaws, Corporate Governance Guidelines, Board committee charters, Shareholder Communication Procedures, Codes of Business Conduct and Ethics and Insider Trading Policy. You can access these documents at www.darden.com under Investor Relations — Corporate Governance to learn more about the framework for our corporate governance practices. Copies are also available in print, free of charge, to any shareholder upon written request addressed to our Corporate Secretary.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that specifically address the Company’s key governance practices and policies. The Nominating and Governance Committee of the Board oversees governance issues and recommends changes to the Company’s governance guidelines, policies and practices as appropriate. Our Corporate Governance Guidelines cover many important topics, including:

•	Director responsibilities;

•	Director qualification standards;

•	Director independence;

•	Director access to senior management and independent advisors;

•	Director compensation;

•	Director orientation and continuing education;

•	Codes of Business Conduct and Ethics;

•	Risk oversight;

•	Related party transactions;

•	Approval of CEO and senior management succession plans;

•	Annual compensation review of CEO and executive officers;

•	An annual evaluation in executive session of the CEO by the independent directors, led by the Chairman of the Compensation Committee; and

•
An annual performance evaluation of the Board and each of the Board committees, and an even more in-depth performance evaluation of the Board led by an outside consultant no less often than every two years.

The Corporate Governance Guidelines also include policies on certain specific subjects, including those that:

•	Require meetings at least four times annually of the independent directors in executive session without our CEO or other members of management present;

•	Require a letter of resignation from directors upon a significant change in their personal circumstances, including a change in or termination of their principal job responsibilities;

•Limit the number of other boards that directors may serve on;

•	Provide that no member of the Audit Committee may serve on the audit committee of more than three public companies, including the Company; and

•	Provide a mandatory retirement age for directors.

Director Independence

Our Corporate Governance Guidelines require that at least two-thirds of the Board be independent directors, as defined under the rules (the NYSE Rules) of the New York Stock Exchange (NYSE). The NYSE Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act), include the additional requirements that members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation and may not be affiliated with the Company or its subsidiaries. The NYSE Rules and Rule 10C-1 under the Exchange Act provide that when determining the independence of members of the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to the director’s ability to be independent from management in connection with Compensation Committee duties, including, but not limited to, consideration of the sources of compensation of Compensation Committee members, including any consulting, advisory or other compensatory fees paid by the Company, and whether any Compensation Committee member is affiliated with the Company or any of its subsidiaries or affiliates. Compliance by Audit Committee members and Compensation Committee members with these requirements is separately assessed by the Board.

The Board has reviewed, considered and discussed each current director’s relationships, both direct and indirect, with the Company in order to determine whether such director meets the independence requirements of the applicable sections of the NYSE Rules (there are no nominees for election as directors at the Annual Meeting who are not current directors). The Board has affirmatively determined that, other than Mr. Lee, who is employed by the Company, seven of the eight nominees (Mses. Atkins and Jamison and Messrs. Fogarty, Mensah, Simon, Sonsteby and Wilmott) have no direct or indirect material relationship with us (other than their service as directors) and qualify as independent under the NYSE Rules. The Board has also affirmatively determined that each member of the Audit Committee and the Compensation Committee meets the applicable requirements of the NYSE Rules and the Exchange Act.

In making independence determinations, the Board considers that in the ordinary course of business, transactions may occur between the Company, including its subsidiaries, and entities with which some of our directors are or have been affiliated. The Board has concluded that any such transactions were immaterial in fiscal 2019.

Related Party Transactions

The Company’s Corporate Governance Guidelines include a policy pertaining to related party transactions in which Interested Transactions with a Related Party, as those terms are defined below, are prohibited without prior approval of the Board. The Board will review the material facts of the proposed transaction and will either approve or disapprove of the transaction. In making its determination, the Board considers whether the Interested Transaction is consistent with the best interests of the Company and its shareholders and whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the Related Party’s interest in the transaction. A director may not participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except to provide all material information as requested. If an Interested Transaction will be ongoing, the Board may establish guidelines for the Company’s management to follow in its dealings with the Related Party.

An “Interested Transaction” as defined in the policy is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which (i) the amount involved exceeds $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity), but does not include any salary or compensation paid by the Company to a director or for the employment of an executive officer that is required to be reported in the Company’s proxy statement.

A “Related Party” as defined in the policy is any (i) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of the Company, (ii) beneficial owner of more than five percent of the Company’s common stock, or (iii) immediate family member of any of the foregoing.

An “immediate family member” as defined in the policy is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person in question and any person (other than a tenant or employee) sharing the household of the person in question.

There are no Interested Transactions or other related party transactions or relationships required to be reported in this Proxy Statement under Item 404 of the SEC’s Regulation S-K.

Director Election Governance Practices

We do not have a “classified board” or other system where directors’ terms are staggered; instead our full Board is elected annually. The Company’s Bylaws provide that in an uncontested election, each director will be elected by a majority of the votes cast; provided that, if the election is contested, the directors will be elected by a plurality of the votes cast. In an uncontested election, if a nominee for director who is a director at the time of election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director.

The Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation or whether other action should be taken. The Board is required to act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision and the rationale within 90 days from the date of certification of the election results. If a director’s resignation is not accepted by the Board, such director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill the vacancy or decrease the size of the Board. To be eligible to be a nominee for election or reelection as a director of the Company, a person must deliver to our Corporate Secretary a written agreement that he or she will abide by these requirements.

Under our Bylaws, the Board will consist of not less than three nor more than fifteen members as determined from time to time by resolution of the Board. Currently, the Board consists of eight members, all of whom have agreed to stand for reelection at the 2019 Annual Meeting.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that the positions of Chairman of the Board and CEO be held by separate persons and that the position of Chairman be held by an independent director. The Board believes that separating the roles of Chairman and CEO allows for better alignment of corporate governance with shareholder interests and aids in the Board’s oversight of management and the Board’s ability to carry out its roles and responsibilities on behalf of the shareholders. The Board also believes that the separation of the roles of Chairman and CEO allows the CEO to focus more of his time and energy on operating and managing the Company and leverages the Chairman’s experience. Charles M. Sonsteby has served as Chairman since April 2016. As Chairman, Mr. Sonsteby, along with the other independent non-employee directors, brings experience, oversight and expertise from outside the Company and industry, while our CEO, Mr. Lee, brings company and industry-specific experience and expertise.

The Chairman presides at all meetings of the Board, including the Board’s executive sessions of independent directors. The Chairman approves Board meeting agendas, including approving meeting schedules to assure that there is sufficient time for discussion of all agenda items, and other information sent to the Board, advises the committee chairs with respect to agendas and information needs relating to committee meetings, and performs other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities. The independent directors may meet without management present at any other times as determined by the Chairman, as applicable.

Succession Planning

The Board is actively engaged and involved in talent management. The Board reviews the Company’s people strategy in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior leadership level. Annually, the CEO provides the Board with an assessment of senior executives and their potential to succeed him, and an assessment of persons considered successors to senior executives. The Nominating and Governance Committee also recommends policies regarding succession in the event of an emergency impacting the CEO or the planned retirement of the CEO. Strong potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

Director Education

To foster our value of always learning – always teaching, the Corporate Governance Guidelines encourage director education. Upon initial election to the Board of Directors, the Company’s management conducts an orientation program of materials and briefing sessions to educate new directors about the Company’s business and other topics to assist them in carrying out their duties. Directors may also attend a variety of external continuing education programs of their own selection at the Company’s expense. In addition, the Board receives regular updates from management and external experts regarding new developments in corporate governance, legal developments or other appropriate topics from time to time.

Board Role in Oversight of Risk Management

The ultimate responsibility for risk oversight rests with the Board. The Board assesses major risks facing the Company and reviews options for their mitigation. Each Committee of the Board reviews the policies and practices developed and implemented by management to assess and manage risks relevant to the Committee’s responsibilities, and reports to the Board about its discussions.

The Audit Committee, among other responsibilities, oversees the Company’s financial reporting processes and internal controls, including the process for assessing risk of fraudulent financial reporting and significant financial risk exposures, and the steps management has taken to monitor and report those exposures. In addition to its other duties, the Audit Committee oversees the Company’s policies and procedures regarding compliance with applicable laws and regulations and the Company’s Codes of Business Conduct and Ethics. The Audit Committee also oversees the Company’s enterprise risk management (ERM) process and the comprehensive assessment of key financial, operational and regulatory risks identified by management, including cybersecurity and data protection risks. The Audit Committee discusses ERM with the full Board, which is ultimately responsible for oversight of this process.

The Compensation Committee (i) provides oversight of the risks associated with the Committee responsibilities in its charter; (ii) reviews The Company’s incentive and other compensation arrangements to confirm that compensation does not encourage unnecessary or excessive risk taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and executive compensation; and (iii) discusses with the Company’s management the results of its review and any disclosures required by Item 402(s) of Regulation S-K relating to the Company’s compensation risk management.

The Finance Committee oversees the Company’s major financial risk exposures and management’s monitoring, mitigation activities and policies in connection with financial risk, including: capital structure; investment portfolio, including employee benefit plan investments; financing arrangements, credit and liquidity; proposed major transactions, such as mergers, acquisitions, reorganizations and divestitures; share repurchase programs; hedging or use of derivatives; commodity risk management; cash investment; liquidity management; short-term borrowing programs; interest rate risk; foreign exchange risk; off balance sheet arrangements, if any; proposed material financially-related amendments to the Company’s indentures, bank borrowings and other instruments; and reputational risk to the extent such risk arises from the topics under discussion. The Finance Committee also reviews for adequacy the insurance coverage on the Company’s assets.

The Nominating and Governance Committee oversees risks related to the Company’s corporate governance; director succession planning; political and charitable contributions; insider trading; and reputational risk to the extent such risk arises from the topics under discussion.

Compliance and Ethics Office and Codes of Business Conduct and Ethics

Our Compliance and Ethics Office (Compliance Office), with the support of our management and Board, aims to ensure that all of our employees, business partners, franchisees and suppliers adhere to high ethical business standards, and is under the direction of our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. At the core of the Compliance Office is our Code of Conduct that applies to all Company employees (Employee Code of Conduct). We also have a Code of Ethics for CEO and Senior Financial Officers (CEO and Senior Financial Officer Code of Ethics) that highlights specific responsibilities of our CEO and senior financial officers, and a Code of Business Conduct and Ethics for the members of our Board of Directors (the Board Code of Conduct, and together with the Employee Code of Conduct and the CEO and Senior Financial Officer Code of Ethics, our Codes of Business Conduct and Ethics). A major objective of the Compliance Office is to educate and raise awareness of our Employee Code of Conduct, applicable regulations, and related policies. Our Codes of Business Conduct and Ethics are posted on our website at www.darden.com under Investor Relations — Corporate Governance. We require all of our officers, director-level employees, and certain other employees to complete an annual training course and certification regarding compliance with the Employee Code of Conduct and other Company policies. Any amendment to, or waiver of, the Codes of Business Conduct and Ethics as they relate to a member of the Board of Directors, the CEO, the Chief Financial Officer, any senior financial officer or any executive officer listed in the “Stock Ownership of Management” table on p. 24 will be disclosed promptly by posting such amendment or waiver on our website at www.darden.com under Investor Relations — Corporate Governance.

We promote ethical behavior by encouraging our employees to talk to supervisors or other personnel when in doubt about the best course of action in a particular situation. To encourage employees to raise questions and report possible violations of laws or our Codes of Business Conduct and Ethics, we will not allow retaliation for reports made in good faith. We also provide a confidential hotline to allow employees to confidentially, anonymously report concerns regarding questionable accounting behavior. We are also committed to promoting compliance and ethical behavior by the third parties with whom we conduct business, and have implemented Codes of Business Conduct that are acknowledged by our international franchisees and certain suppliers.

PROPOSALS TO BE VOTED ON

PROPOSAL 1 — ELECTION OF EIGHT DIRECTORS FROM THE NAMED
DIRECTOR NOMINEES

Our Board of Directors currently has eight members, and each director stands for election every year. The Nominating and Governance Committee believes that an eight member Board of Directors is currently appropriate for Darden. In keeping with good governance practices, the Board will continue to seek a diversity of talent and experience to draw upon and to ensure its ability to appropriately staff committees of the Board. The Board also will continue to self-evaluate and to consider various matters as to its size. As appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate.

The following eight director nominees are standing for election at this 2019 Annual Meeting of Shareholders to hold office until the 2020 Annual Meeting of Shareholders or until their successors are elected and qualified. All were nominated at the recommendation of our Nominating and Governance Committee and all have previously served on the Board. Each of the director nominees has consented to being named in this Proxy Statement and to serve as a director if elected. If a director nominee is not able to serve, proxies may be voted for a substitute nominated by the Board. However, we do not expect this to occur.

Your Board recommends that you vote FOR each of the nominees to the Board.

Board Nominees

The following information is as of the date of this Proxy Statement. Included is information provided by each nominee, such as his or her age, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the specific information presented below regarding the experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a director, we also believe that each of our director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Darden’s mission is to be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere making every guest loyal. This mission is supported by our core values of integrity and fairness, respect and caring, diversity, always learning – always teaching, being “of service,” teamwork and excellence. As noted in our Corporate Governance Guidelines, our directors should reflect these core values, possess the highest personal and professional ethics, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

MARGARET SHÂN ATKINS

Career:
Ms. Atkins is a retired consumer and retail executive. She was most recently Co-Founder and Managing Director of Chetrum Capital LLC, a private investment firm, a position she held from 2001 through 2017.  Prior to founding Chetrum, she spent most of her executive career in the consumer/retail sector, including various positions with Sears, Roebuck & Co., a major North American retailer where she was promoted to Executive Vice President in 1999, and fourteen years with Bain & Company, an international management consultancy, where she was a leader in the global consumer and retail practice. She began her career as a public accountant at what is now PricewaterhouseCoopers LLP, a major accounting firm, and holds designations as a Chartered Professional Accountant and Chartered Accountant (Ontario) and as a Certified Public Accountant (Illinois).

Age 62 Independent Director Director since 2014
Current Public Directorships:
• SpartanNash Company, a national grocery wholesaler/retailer and distributor of food products to the worldwide U.S. military commissary system, since 2003
• LSC Communications, Inc. a leading provider of long and short-run printing services to the book, catalog and magazine publishing industries, since 2016
• Aurora Cannabis, Inc., one of the world's largest and leading cannabis companies, since 2019

Darden Committees: Audit Nominating and Governance
Prior Public Board Service Within the Past Five Years:
• SunOpta, Inc., a North American manufacturer of natural and organic food products, from 2014 to 2019
• The Pep Boys - Manny, Moe & Jack, an operator of automotive parts and service stores, from 2004 to 2015
• Tim Hortons, a leading North American quick-serve restaurant chain, from 2007 to 2014

Qualifications:
The Nominating and Governance Committee concluded that Ms. Atkins is qualified and should serve, in part, because of her retail industry, operations, strategic planning and financial expertise, and public-company director experience.

JAMES P. FOGARTY

Career:
Mr. Fogarty has been the CEO at FULLBEAUTY Brands, Inc., a privately-held branded multi-channel retailer focused on fashion apparel and home goods for plus-sized women and men since June 2019. Previously, he was the CEO and a director of Orchard Brands, a multi-channel marketer of apparel and home products, from 2011 until its sale in 2015, at which time he became a Senior Advisor to Bluestem Group Inc., the acquirer of Orchard Brands, through 2015.  Prior to that, Mr. Fogarty was a private investor from 2010 to 2011.  From 2009 until 2010, Mr. Fogarty was President, CEO and director of Charming Shoppes, Inc., a multi-brand, specialty apparel retailer. Other prior executive positions held by Mr. Fogarty include Managing Director of Alvarez & Marsal, an independent global professional services firm, from 1994 until 2009, President and COO of Lehman Brothers Holdings (subsequent to its Chapter 11 bankruptcy filing) from 2008 until 2009, President and CEO of American Italian Pasta Company, the largest producer of dry pasta in North America from 2005 through 2008, CFO of Levi Strauss & Co., a brand-name apparel company from 2003 until 2005, and from 2001 through 2003, he served as Senior Vice President and CFO and for a period as a director of The Warnaco Group, a global apparel maker.

Age 51 Independent Director Director since 2014	Current Public Directorships: • Assertio Therapeutics, Inc. (formerly known as Depomed Inc.), a specialty pharmaceutical company, since 2016 (Chairman of the Board)
Darden Committees: Compensation (Chairperson) Finance	Prior Public Board Service Within the Past Five Years: • Regis Corporation, owner and franchisor of hair and retail product salons, from 2011 to 2015

Qualifications:
The Nominating and Governance Committee concluded that Mr. Fogarty is qualified and should serve, in part, because of his operational and turnaround experience, and his significant executive officer and director experience at a variety of public and private companies.

CYNTHIA T. JAMISON

Career:
Ms. Jamison is a retired turnaround CFO. She most recently served as CFO of AquaSpy, Inc. from 2010 to 2013. Prior to AquaSpy she held six other CFO and/or COO roles in both public and private companies as a Partner with Tatum, LLC, an executive services firm focusing exclusively on providing interim CFO Services to public and private equity companies. She also led the CFO Practice at Tatum for four years where she had responsibility for over 300 CFO Partners and sat on the firm's Operating Committee. Prior to joining Tatum, she served as CFO of Chart House Enterprises, a publicly traded restaurant company, from 1998-1999 and previously held various executive positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen. She holds the designation of Certified Public Accountant (Illinois); in addition she is an NACD Fellow and a frequent faculty member at NACD Master Classes.

Age 59 Independent Director Director since 2014
Current Public Directorships:
• Tractor Supply Company, (Non-Executive Chairman), an operator of retail farm and ranch stores, director since
   2002
• Office Depot, Inc., a global supplier of office products and services, since 2013
• Big Lots, Inc., a discount retailer, since 2015

Darden Committees: Audit (Chairperson) Compensation	Prior Public Board Service Within the Past Five Years: • B&G Foods, Inc., a manufacturer of high quality, shelf-stable food and household products, from 2004 to 2015

Qualifications:
The Nominating and Governance Committee concluded that Ms. Jamison is qualified and should serve, in part, because of her status as a financial expert and experienced audit committee member and chair, as well as her senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience.

EUGENE I. (GENE) LEE, JR.

Career:
Mr. Lee has served as the Company’s President and CEO since 2015.  Prior to that, Mr. Lee served as President and Interim CEO since October 2014, and as President and COO of the Company from September 2013 to October 2014.  He served as President, Specialty Restaurant Group from our acquisition of RARE from 2007 to 2013.  Prior to the acquisition, he served as RARE’s President and COO from 2001 to 2007.  From 1999 until 2001, he served as RARE’s Executive Vice President and COO.

Age 58 President and Chief Executive Officer Director since 2015	Current Public Directorships: • Advance Auto Parts, Inc., a leading automotive aftermarket parts provider in North America, since 2015
Darden Committees: None	Prior Public Board Service Within the Past Five Years: None

Qualifications:
The Nominating and Governance Committee concluded that Mr. Lee is qualified and should serve, in part, because of his extensive senior management and leadership experience with our Company.

NANA MENSAH

Career:
Mr. Mensah has been the Chairman and Chief Executive Officer of 'XPORTS, Inc., a privately held company that exports food packaging and food processing equipment to distributors and wholesalers outside of the United States, since 2005, and previously served as Chief Executive Officer during 2003 and from 2000 through 2002. He has extensive experience as a restaurant operations executive including serving as the Chief Operating Officer of Church's Chicken, a division of AFC Enterprises, Inc. and one of the world's largest quick-service restaurant chains, from 2003 to 2004, and as President and Chief Operating Officer of Long John Silver's Restaurants, Inc., the world's largest chain of seafood quick-service restaurants, from 1997 until it was sold in 1999. Additionally, Mr. Mensah has served as President, U.S. Tax Services of H&R Block Inc., a tax, mortgage and financial services company, from January 2003 until March 2003.

Age 67 Independent Director Director since 2016	Current Public Directorships: None
Darden Committees: Compensation Finance
Prior Public Board Service Within the Past Five Years:
• Reynolds American, Inc., the parent company of R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, and of other companies that manufacture or sell tobacco, smokeless tobacco, nicotine replacement therapy and digital vapor products, from 2004 to 2017

Qualifications:
The Nominating and Governance Committee concluded that Mr. Mensah is qualified and should serve, in part, because of his extensive experience in the restaurant industry, including operating, turnaround, international and mergers and acquisitions and his experience as a public company director.

WILLIAM S. SIMON

Career:
Mr. Simon is the former Executive Vice President of Wal-Mart Stores, Inc., a global retailer, and former President and CEO of Walmart U.S., the largest division of Wal-Mart Stores, Inc., which consists of retail department stores, from 2010 to 2014. Mr. Simon also served as Executive Vice President and COO of Walmart U.S. from 2007 to 2010 and Executive Vice President of Professional Services and New Business Development from 2006 to 2007.  Prior to joining Walmart, Mr. Simon held senior executive positions at Brinker International, Inc., a casual dining restaurant company, Diageo North America, Inc., a multinational alcoholic beverages company, and Cadbury Schweppes plc, a multinational confectionery company.  Mr. Simon also served as Secretary of the Florida Department of Management Services and served 25 years in the U.S. Navy and Naval Reserves.

Age 59 Independent Director Director since 2014
Current Public Directorships:
• Chico’s FAS, Inc., an apparel retailer, since 2016
• Anixter International, Inc., a global distributor of communication and security products, electrical wire and cable, since 2019

Darden Committees: Audit Nominating and Governance (Chairperson)
Prior Public Board Service Within the Past Five Years:
• Darden Restaurants, Inc., previously served from 2012 until 2014 and rejoined the Company’s Board of Directors in October 2014
• Agrium, Inc., an agricultural products manufacturer and retailer (now Nutrien, Ltd.), from 2016 until 2017

Qualifications:
The Nominating and Governance Committee concluded that Mr. Simon is qualified and should serve, in part, because of his senior level executive experience in large, complex, retailing and global brand management companies and his extensive experience in retail operations, food service and restaurants, as well as consumer packaged goods.

CHARLES M. (CHUCK) SONSTEBY

Career:
Mr. Sonsteby is the retired Vice Chairman of The Michaels Companies, Inc., the largest arts and crafts specialty retailer in North America and parent company of Michaels Stores, Inc., a role he held from June 2016 until his retirement in October 2017. He had served as CFO and Chief Administrative Officer of that company and its predecessor from 2010 to 2016.  Prior to that, Mr. Sonsteby served as the CFO and Executive Vice President of Brinker International, Inc., a casual dining restaurant company, from 2001 to 2010.  He joined Brinker in 1990 as Director of the Tax, Treasury and Risk Management departments and thereafter served in various capacities, including as Senior Vice President of Finance from 1997 to 2001 and as Vice President and Treasurer from 1994 to 1997.

Age 65 Independent Director Chairman of the Board Director since 2014	Current Public Directorships: • Valvoline, Inc., a producer and distributor of industrial and automotive lubricants and automotive chemicals, since 2016
Darden Committees: Finance (Chairperson)	Prior Public Board Service Within the Past Five Years: None

Qualifications:
The Nominating and Governance Committee concluded that Mr. Sonsteby is qualified and should serve, in part, because of his restaurant operations and executive leadership experience with several major brands, and his experience as a public company director.

TIMOTHY J. WILMOTT

Career:
Mr. Wilmott has served as the Chief Executive Officer of Penn National Gaming, Inc., an operator or owner of gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment, since 2013, and prior to that, as President and Chief Operating Office from 2008 to 2013. Prior to joining Penn National Gaming, Mr. Wilmott served as Chief Operating Officer of Harrahs Entertainment, Inc. (now Ceasars Entertainment Corporation), from 2003 through 2007 and Division President, Eastern Division from 1997 to 2003. Prior to that, Mr. Wilmott held various management positions at Harrahs properties from 1988 through 1997.

Age 61 Independent Director Director since 2018	Current Public Directorships: • Penn National Gaming, Inc., since 2014
Darden Committees: Compensation Nominating and Governance	Prior Public Board Service Within the Past Five Years: None

Qualifications:
The Nominating and Governance Committee concluded that Mr. Wilmott is qualified and should serve, in part, because of his entertainment business operations and executive leadership experience, and his experience as a public company director.

PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with SEC rules, the Board asks shareholders for advisory approval of the Company’s executive compensation on an annual basis. Accordingly, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our NEOs, as we have described it in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, beginning on pp. 26 and 38, respectively.

As described in detail in the “Compensation Discussion and Analysis” section beginning on p. 26, the Compensation Committee oversees the executive compensation program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect Darden’s circumstances and to promote the main objectives of the program. These objectives include: to help us attract, motivate, reward and retain superior leaders who are capable of creating sustained value for our shareholders, and to promote a performance-based culture that is intended to align the interests of our executives with those of our shareholders.

We are asking our shareholders to indicate their support for our NEO compensation. We believe that the information we have provided in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and procedures described in this Proxy Statement.

Resolved, that the compensation awarded to Darden’s NEOs for fiscal 2019, as disclosed in this Proxy Statement pursuant to SEC rules, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

Your Board recommends that you vote FOR approval of the foregoing resolution.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Audit Committee has appointed KPMG LLP (KPMG) as our independent registered public accounting firm for the fiscal year ending May 31, 2020. KPMG has served as our independent registered public accounting firm continuously since 1996.

The Audit Committee annually reviews KPMG’s qualifications, performance, independence and fees in making its decision whether to engage KPMG. The focus of the process is to select and retain the most qualified firm to perform the annual audit. During the review and selection process, the Audit Committee considers a number of factors, including:

•	Recent and historical KPMG audit performance;

•	The relevant experience, expertise and capabilities of KPMG and our specific audit engagement team in relation to the nature and complexity of our business;

•	A review of KPMG’s independence and internal quality controls;

•
Any legal or regulatory proceedings that raise concerns about KPMG’s qualifications or ability to continue to serve as our independent auditor, including reports, findings and recommendations of the Public Company Accounting Oversight Board (PCAOB);

•	The appropriateness of KPMG’s fees for audit and non-audit services; and

•	The length of time that KPMG has served as our independent auditor, the benefits of maintaining a long-term relationship and controls and policies for ensuring that KPMG remains independent.

In order to assure continuing auditor independence, in conjunction with the assessment above and the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are involved when the selection of a new lead engagement partner is required. In addition, the Audit Committee is responsible for the audit fee negotiations with KPMG.

Based on its annual review, the Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of KPMG are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions by shareholders.

Your Board recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2020.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Meetings. At the 2018 Annual Meeting, the following eight directors were elected to the Company’s Board of Directors: Margaret Shân Atkins, James P. Fogarty, Cynthia T. Jamison, Eugene I. Lee, Jr., Nana Mensah, William S. Simon, Charles M. Sonsteby and Timothy J. Wilmott.

During the fiscal year ended May 26, 2019, the Board met four times. For the period of his or her Board service in fiscal 2019, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the standing committees on which the director served.

Communications with Board. We believe that communication between the Board, shareholders and other interested parties is an important part of our corporate governance process. To this end, the Board has adopted Shareholder Communication Procedures that are available at www.darden.com under Investor Relations — Corporate Governance. In general, shareholders and other interested parties may send communications to the attention of the Board, any individual director or the non-employee directors as a group, through the Chairman of the Board. Communications may be sent in writing or via email to: Charles M. Sonsteby, Chairman of the Board, Darden Restaurants, Inc., c/o Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 1000 Darden Center Drive, Orlando, Florida 32837, email: chairman@darden.com.

The Corporate Secretary will act as agent for the Chairman in facilitating direct communications to the Board. The Corporate Secretary will review, sort and summarize the communications. The Corporate Secretary will not, however, “filter out” any direct communications from being presented to the Chairman without instruction from the Chairman, and in such event, any communication that has been filtered out will be made available to any non-employee director who asks to review it. The Corporate Secretary will not make independent decisions with regard to what communications are forwarded to the Chairman. The Corporate Secretary will send a reply to the sender of each communication acknowledging receipt of the communication.

Identifying and Evaluating Director Nominees. Our Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes in detail the process we use to fill vacancies and add new members to the Board. The Protocol is available at www.darden.com under Investor Relations — Corporate Governance, as Appendix A to the Nominating and Governance Committee charter.

Under the Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on the Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our shareholders. Director candidates should be committed to our core values (integrity and fairness, respect and caring, diversity, always learning – always teaching, being “of service,” teamwork and excellence) and have an inquisitive and objective perspective, practical wisdom, mature judgment and a wide range of experience in the business world. We also will consider the candidate’s independence under applicable NYSE listing standards and our Corporate Governance Guidelines. In identifying and evaluating nominees for the Board, the Board assesses the background of each candidate in a number of different ways including a wide variety of qualifications, attributes and other factors and recognizes that diverse viewpoints and experiences enhance the Board’s effectiveness. When reviewing and making initial recommendations on new candidates, the Nominating and Governance Committee considers how each prospective member’s unique background, expertise and experience will contribute to the Board’s overall perspective and ability to govern. In identifying or selecting nominees for the Board, the Company’s Corporate Governance Guidelines and the Director Nomination Protocol provide that the Company seeks Board members who will bring to the Board a deep and wide range of experience in the business world and who have diverse problem-solving talents. We seek people who have demonstrated high achievement in business or another field, so as to enable them to provide strategic support and guidance for the Company. The Company strives to maintain a Board that reflects the gender, ethnic, racial and other diversity of our work force and restaurant guests, and also fosters diversity of thought. Recruiting, hiring and nurturing the careers of women and minorities and increasing the diversity of our suppliers are top priorities, and the Company also intends to maintain the diversity of its Board.

The Nominating and Governance Committee will identify potential candidates to recommend to the full Board and a search firm may be engaged to identify additional candidates and assist with initial screening. The Nominating and Governance Committee and the Chairman of the Board will perform the initial screening and review the credentials of all candidates to identify candidates that they feel are best qualified to serve. The Chairman of the Nominating and Governance Committee, working with the Chairman of the Board, will obtain background and reference information, as appropriate, for the candidates under consideration. The Nominating and Governance Committee will review all available information concerning the candidates’ qualifications and, in conjunction with the Chairman of the Board, will identify the candidate(s) they feel are best qualified to serve on the Company’s Board. The Chairman of the Nominating and Governance Committee, the CEO, and the Chairman of the Board (or the Chairman of the Board’s delegate from the Board) will meet with the leading candidates to further assess their qualifications and fitness, and to determine their interest in joining the Board. Following the meeting, the Board member participants and the Chairman of the Board will make a recommendation concerning the candidate to the Nominating and Governance Committee, which will consider whether to recommend the candidate to the full Board for election.

Director Candidates Recommended by Shareholders. The Nominating and Governance Committee will consider candidates recommended by shareholders. The procedures that shareholders should use to nominate directors are provided in our Bylaws. There are no differences in the manner of evaluation if the nominee is recommended by a shareholder.

Director Attendance at Annual Meeting of Shareholders. Our Corporate Governance Guidelines provide that directors are expected to attend all scheduled Board and committee meetings and the annual meeting of shareholders. Each of the directors standing for reelection this year who was then in office attended the 2018 Annual Meeting.

Board Committees and Their Functions

General. Our Board has four standing committees that operate under charters adopted by the Board: Audit, Compensation, Finance, and Nominating and Governance. Each charter is available at www.darden.com under Investor Relations — Corporate Governance. Copies are available in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. Each member of every committee is an independent director as defined in our Corporate Governance Guidelines, the NYSE listing standards and the Exchange Act requirements. All Board committees have the authority to retain outside advisors. Unless otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board as a whole.

Audit Committee. Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee consists of three members: Ms. Jamison as the Chair and Ms. Atkins and Mr. Simon as members.

The Board has determined that Mses. Atkins and Jamison and Mr. Simon are each an “audit committee financial expert” as such term is defined by SEC rules, and therefore possess financial management expertise as required of at least one Audit Committee member by the NYSE listing standards. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards. The Audit Committee met eight times during fiscal 2019 and has sole responsibility for appointing and terminating our independent registered public accounting firm. The Audit Committee’s primary purpose is to assist the Board in its oversight responsibilities to shareholders, specifically with respect to:

•	The integrity of our financial statements and our internal controls over financial reporting;

•	The qualifications and independence of our independent registered public accounting firm and internal auditing function;

•	The provision of a channel of communication among the Board, the independent auditor, internal audit function, management and other concerned individuals;

•	The assistance to the Board in meeting its fiduciary duties to shareholders and the Company;

•	The performance of our internal audit function and independent registered public accounting firm; and

•	The risks associated with the foregoing.

Some of the Audit Committee’s specific responsibilities include the following:

•
Review and discuss the Company’s unaudited quarterly and audited annual financial statements with management and the independent auditor prior to filing the Company’s Quarterly Reports on Form 10-Q or Annual Report on Form 10-K, respectively;

•	Review with management and the independent auditor the Company’s quarterly and year-end financial results prior to the public release of earnings;

•Directly appoint, retain, compensate, oversee, evaluate and terminate the Company’s independent auditor;

•	Pre-approve all non-audit services to be performed by the independent auditor, in accordance with the policy regarding such pre-approval adopted by the Audit Committee;

•At least annually consider the independence of the independent auditor;

•
Oversee the Company’s enterprise risk management process and review and evaluate the policies and practices developed and implemented by management with respect to risk assessment and risk management; and

•
Establish procedures for receipt, retention and treatment of complaints received by the Company on accounting, internal controls over financial reporting or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding accounting or auditing matters.

Another purpose of our Audit Committee is to furnish the report required by the SEC’s proxy rules that appears below in this Proxy Statement under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee consists of four members: Mr. Fogarty as the Chair, and Ms. Jamison and Messrs. Mensah and Wilmott as members.

The Compensation Committee met five times during fiscal 2019. The primary responsibilities of our Compensation Committee include the following:

•
Annually review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and make recommendations to the other independent directors who will, together with the Compensation Committee, determine and approve the CEO’s compensation based on this evaluation (the CEO may not be present during any Compensation Committee deliberations or voting with respect to his compensation);

•	Make recommendations to the other independent directors who will, together with the Compensation Committee, review and approve the compensation for employee directors other than the CEO;

•
Periodically, as and when appropriate, recommend to the other independent directors who will, together with the Compensation Committee, review and approve the following as they affect the CEO and other employee directors: (a) any employment agreements and severance arrangements; (b) any change in control agreements and change in control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits, including supplemental retirement benefits and the perquisites provided during and after employment under a “plan” as defined under Item 402(a)(6)(ii) of the SEC’s Regulation S-K;

•
Review and approve the compensation of and compensation policy for the executive officers and such other employees of the Company and its subsidiaries as directed by the Board, other than the CEO and other employee directors, including but not limited to: (a) the annual base salary level, (b) the annual cash bonus incentive opportunity level under the applicable annual incentive bonus plan, and (c) the long-term incentive opportunity level under the applicable long-term incentive plan for each executive officer (other than the CEO and other employee directors);

•
Periodically, as and when appropriate, review and approve the following as they affect the executive officers other than the CEO and other employee directors: (a) any employment agreements and severance arrangements; (b) any change in control agreements and change in control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits, including supplemental retirement benefits and the perquisites provided during and after employment under a “plan” as defined under Item 402(a)(6)(ii) of the SEC’s Regulation S-K;

•
Annually review and approve the objective performance measures and the performance targets for executive officers participating in the Company’s annual incentive bonus plans and long-term incentive plans and certify the performance results under such measures and targets;

•	Determine, amend and monitor compliance with the stock ownership guidelines applicable to executive officers and take actions to address any violation of the stock ownership guidelines;

•
Review and discuss with management the Compensation Discussion and Analysis required to be included in our Proxy Statement and Annual Report on Form 10-K and, based on such review and discussion, make a recommendation to the Board that the Compensation Discussion and Analysis be so included;

•	Prepare a Compensation Committee Report for inclusion in our Proxy Statement and/or annual Form 10-K;

•
Monitor the Company’s compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to the participation of directors and officers in the Company’s compensation and employee benefit plans or programs;

•
Oversee the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, and any applicable requirements under NYSE rules that shareholders approve equity compensation plans;

•
Provide recommendations to the Board of Directors on compensation-related proposals to be considered at the Company’s annual meeting, including the frequency of advisory votes on executive compensation;

•	Review and consider the results of any advisory vote on executive compensation and otherwise oversee the Company’s engagement with shareholders on the subject of executive compensation;

•
Review and make recommendations to the Board with respect to adopting, amending and overseeing the policies and practices related to the Company’s recoupment, or the forfeiture by employees, of incentive compensation;

•	Establish, terminate, amend or modify Company’s employee benefit plans or programs; and

•	Provide oversight of the risks associated with the foregoing.

The Compensation Committee may delegate its powers under the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan, as amended (the 2015 Plan), to one or more directors, including a director who is also a senior executive officer of Darden, except that the Compensation Committee may not delegate its powers under the 2015 Plan with regard to our executive officers or directors who are subject to Section 16 of the Exchange Act, or in such a manner as would cause the Plan to not comply with the requirements of Section 162(m) of the Internal Revenue Code. Under its charter, the Compensation Committee may delegate any of its administrative responsibilities under our compensation and benefit plans, subject to the applicable rules of the SEC, NYSE and the Internal Revenue Code, to any other person or persons, to the extent permitted by law.

See “Compensation Discussion and Analysis — Process for Determining Fiscal 2019 Executive Compensation — Independent Consultant” for information with regard to the role of consultant in the Compensation Committee’s decision making process.

Finance Committee. The Finance Committee consists of three members: Mr. Sonsteby as the Chair and Messrs. Fogarty and Mensah as members.

The Finance Committee met two times during fiscal 2019. The primary responsibilities of our Finance Committee are to:

•
Review financial policies and performance objectives developed by management pertaining to cash flow, capital spending and finance requirements; cash and debt balances, other key credit metrics, and credit ratings; dividend policy; investment criteria, including capital investment hurdle rates; and financial risk management strategies, including hedging and the use of derivatives;

•
Review significant changes to our capital structure, financial arrangements, capital spending and acquisition and disposition plans and making recommendations as needed to the Board regarding the financial structure, financial condition and financial strategy of the Company including the timing and maturity of debt, terms and interest rates of individual issues; common stock sales, repurchases or splits and any changes in dividends; proposed mergers, acquisitions, divestitures, joint ventures and strategic investments; any material diversification of the Company’s business; and authorization for any material prepayment, redemption or repurchase of debt for the purpose of satisfying sinking fund obligations;

•
Review the Company’s proposed annual consolidated budget included in its business plan, recommending such budget to the full Board for approval, and periodically reviewing the Company’s performance against such budget as reasonably required or requested by the Board;

•	Review material banking relationships and lines of credit;

•	Review the adequacy of the insurance coverage on the Company’s assets;

•	Review, to the extent material, the financial impact to the Company of existing and proposed compensation and employee benefit programs; and

•	Periodically assess the effectiveness of the Company’s investor relations program and its interaction with the research analyst community.

Nominating and Governance Committee. The Nominating and Governance Committee consists of three members: Mr. Simon as the Chair and Ms. Atkins and Mr. Wilmott as members.

The Nominating and Governance Committee met five times during fiscal 2019. The primary responsibilities of the Nominating and Governance Committee are to:

•
Identify individuals qualified to become Board members, consistent with criteria approved by the Board, and select, or recommend that the Board select, the director nominees for the next annual meeting of shareholders, or in the case of a vacancy on the Board, recommend an individual to fill such vacancy;

•	Review and recommend to the Board the appropriate organizational and board leadership structure;

•	Review the adequacy of our corporate governance principles on a regular basis;

•	Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company;

•
Review the Company’s stock ownership guidelines for non-employee directors, recommend to the Board revisions to such guidelines as it deems desirable or appropriate, and monitor compliance with such guidelines;

•	Oversee the Board’s self-evaluation process, and provide the Board advice regarding Board succession;

•	Recommend to the Board the membership for each Board committee and any changes to the Board’s committee structure as it deems advisable;

•	Review the Company’s compliance with SEC and NYSE rules and other applicable legal or regulatory requirements pertaining to corporate governance; and

•	Provide oversight of the risks associated with the foregoing.

Among the Nominating and Governance Committee’s other specific duties, it also is responsible for:

•
Reviewing resignations tendered by a director if, in an uncontested election, the director does not receive the vote of at least a majority of the votes cast at any meeting for the election of directors, and recommending to the Board whether to accept or reject the tendered resignation, or whether other action should be taken;

•	Reviewing and assessing the Company’s environmental and social responsibility policies, goals and programs and making recommendations to management based on such review and assessment; and

•
Making recommendations to the other independent directors who will, together with the Nominating and Governance Committee, determine and approve the compensation for the non-employee independent directors.

The Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes the process by which we intend to fill vacancies and add new members to the Board. The Protocol is described in more detail above under the subheading “Board of Directors — Identifying and Evaluating Director Nominees.” The Nominating and

Governance Committee also considers questions of possible conflicts of interest involving our directors and our senior executive officers and recommends to the Board those directors determined to satisfy the requirements for “independence” as set forth in our Corporate Governance Guidelines and the NYSE listing standards.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

The terms of the Director Compensation Program apply to all directors who are elected to the Board and are not employees of the Company or any of its subsidiaries. Directors who also are our employees do not receive additional compensation for serving on the Board. Shares for equity awards pursuant to the Director Compensation Program are drawn from our shareholder-approved equity compensation plan in effect at the time and pursuant to which we are authorized to grant share-based awards to directors. Currently, grants of share-based awards to directors are made from the 2015 Plan. All of our non-employee directors have been determined by the Board to be independent under applicable NYSE listings standards and our Corporate Governance Guidelines.

Our Nominating and Governance Committee periodically reviews our Director Compensation Program and recommends any changes to the Board for approval. The Nominating and Governance Committee acts with the assistance of Pearl Meyer and Partners, the Board’s independent compensation consultant. Pearl Meyer and Partners provides market data on director compensation programs at comparable companies, including companies in the peer groups described in the “Compensation Discussion and Analysis.”

Current Director Compensation Program

Our current Director Compensation Program, which has been in effect since September 2018, is set forth below.

Directors receive the following compensation amounts in accordance with each of the roles in which they serve on the Board:
All directors:	An annual cash retainer of $85,000.
An annual equity grant, which will be paid 100 percent in the form of restricted stock units (RSUs) and will have a fair market value of $130,000 at the date of grant.
Committee Chairs:	An annual cash retainer of:
Audit	$30,000
Compensation	$20,000
Finance	$15,000
Nominating and Governance	$15,000
Committee Members:	An annual cash retainer of:
Audit	$15,000
Compensation	$10,000
Finance	$7,500
Nominating and Governance	$7,500
Chairman of the Board:	An annual cash retainer of $50,000.
An annual equity grant, which will be paid 100 percent in the form of RSUs and will have a fair market value of $50,000 at the date of grant.

The annual cash retainers are due and paid quarterly, in arrears, unless the director elects to defer the payment. Directors may elect to receive, in lieu of their cash compensation, immediately vested RSUs of equal value to the foregone cash fees. If the director chooses to defer payment by receiving RSUs, he or she will receive dividend equivalents on such RSUs.

For the annual equity grant delivered in RSUs, the number of RSUs received equals the award value divided by the fair market value of our common stock on the date of grant. The RSUs vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders. A director may elect to defer receipt of these RSUs until completion of Board service. Directors receive dividend equivalents on the RSUs to the extent the RSUs vest. The annual cash retainers and equity grants are pro-rated for directors who serve only a portion of the fiscal year.

Each of our directors is required to own the Company’s common shares with a value of at least five times the annual Board cash retainer, with a mandatory hold on all shares until the ownership guideline is achieved. However, the directors may sell enough shares to pay taxes in connection with their awards, even if the ownership guideline has not yet been achieved. As of May 26, 2019, all of the directors were in compliance with the stock ownership guidelines.

The Company reimburses directors for travel to Board meetings and related expenses, and for costs incurred in connection with attending continuing education programs. In addition, the Company provides a dining benefit to our directors because we believe it is important for our directors to experience dining in our restaurants in order to better perform their duties to our Company.

Fiscal 2019 Compensation of Non-Employee Directors

The table below sets forth, for each person who served as a non-employee director during fiscal 2019, the amount of fees earned or paid in cash, the number of stock awards granted and all other compensation for his or her service in fiscal 2019. Fees earned that were paid in the form of RSUs are detailed in the notes to the table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)(3)	Total ($)
M. Shân Atkins	107,500	130,033	—	—	—	—	237,533
James P. Fogarty	112,500	130,033	—	—	—	—	242,533
Cynthia T. Jamison	127,349	130,033	—	—	—	—	257,382
Nana Mensah	102,500	130,033	—	—	—	—	232,533
William S. Simon	115,000	130,033	—	—	—	—	245,033
Charles M. Sonsteby	143,736	180,018	—	—	—	—	323,754
Timothy J. Wilmott	70,398	130,033	—	—	—	—	200,431

(1)	Includes all fees earned, including annual Board retainer, Board and committee chair retainers and committee member retainers.

The annual retainers were payable pro rata at the end of each fiscal quarter and the amounts shown may have been delivered as cash or RSUs. The RSUs granted in lieu of cash fees are immediately vested, however the settlement of the restricted stock units may be deferred. Amounts received as restricted stock units in lieu of cash fees were as follows: Mr. Mensah, 895 units with a market value of $102,341; Mr. Wilmott, 613 units with a market value of $70,259. The number of units delivered is based on the amount of compensation earned divided by the closing price for our common stock on the NYSE on the grant date.

(2)
Amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (ASC Topic 718) for fiscal 2019. The stock award is delivered in restricted stock units which vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders. Except for Mr. Sonsteby, all other directors received an annual restricted stock unit award of 1,103 units on September 19, 2018 with a fair market value of $130,033 based on the closing price of our common stock ($117.89) on the NYSE on September 19, 2018. As Chairman, Mr. Sonsteby received an annual restricted stock unit award of 1,527 units on September 19, 2018 with a fair market value of $180,018 based on the closing price of our common stock ($117.89) on the NYSE on September 19, 2018. Except for Messrs. Mensah and Simon, all other directors chose to defer the settlement date for issuance of stock under these RSUs.

The aggregate number of shares subject to outstanding stock-based awards as of May 26, 2019 for each director is provided in the table below:

	Outstanding Awards
Name	Stock Options	Restricted Stock Units
M. Shân Atkins	3,123	6,996
James P. Fogarty	3,123	7,045
Cynthia T. Jamison	3,123	8,918
Nana Mensah	—	6,669
William S. Simon	—	1,103
Charles M. Sonsteby	3,123	10,066
Timothy J. Wilmott	—	1,716

(3)
The Company provides a dining benefit to our directors to experience dining in our restaurants. This benefit does not appear in the Director Compensation Table because the value did not meet the minimum disclosure requirements established by the SEC.

STOCK OWNERSHIP OF MANAGEMENT

This table shows the beneficial ownership of our common shares as of May 26, 2019 by our directors, director nominees, executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of May 26, 2019. Except as otherwise indicated, a person has sole voting and investment power with respect to the common shares beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares(1)	Common Shares Beneficially Owned as Percent of Common Shares Outstanding(2)
M. Shân Atkins	10,848	*
Todd A. Burrowes	17,828	*
Ricardo Cardenas	105,239	*
James P. Fogarty	20,499	*
David C. George	133,594	*
Cynthia T. Jamison	11,358	*
Daniel J. Kiernan	55,933	*
Eugene I. Lee, Jr.	156,351	*
Nana Mensah	5,566	*
William S. Simon	10,248	*
Charles M. Sonsteby	19,584	*
Timothy J. Wilmott	613	*
All directors and executive officers as a group (17 persons)	584,880	*

*	Less than one percent.

(1)
Includes common shares subject to stock options exercisable within 60 days of May 26, 2019, as follows: Ms. Atkins, 3,123; Mr. Burrowes, 10,187; Mr. Cardenas, 95,519; Mr. Fogarty, 3,123; Mr. George, 94,029; Ms. Jamison, 3,123; Mr. Kiernan, 53,356; Mr. Lee, 39,478; Mr. Sonsteby, 3,123; and all directors and executive officers as a group, 330,832 shares.

Includes restricted stock units awarded to directors that will settle in stock and that are vested or will vest within 60 days of May 26, 2019, as follows: Ms. Atkins, 5,893; Mr. Fogarty, 5,942; Ms. Jamison, 7,815; Mr. Mensah, 5,566; Mr. Sonsteby, 8,539; and Mr. Wilmott, 613.

(2)
For any individual or group, the percentages are calculated by dividing (a) the number of shares beneficially owned by that individual or group, which includes shares underlying options exercisable within 60 days and restricted stock units settled in stock described in footnote 1 above, by (b) the sum of (i) the number of shares outstanding on May 26, 2019, plus (ii) the number of shares underlying options exercisable within 60 days and restricted stock units described in footnote 1 above held by just that individual or group.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table shows all shareholders that we know to beneficially own more than five percent of our outstanding common shares as of May 26, 2019. As indicated in the footnotes, we have based this information on reports filed by these shareholders with us and with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	14,472,674(3)	11.75%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	12,523,118(4)	10.17%

(1)
“Beneficial ownership” is defined under the SEC rules to mean more than ownership in the usual sense. Under applicable rules, you beneficially own our common shares not only if you hold them directly, but also if you indirectly (such as through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote, sell or acquire them within 60 days.

(2)	The figure reported is a percentage of the total of 123,080,471 common shares outstanding on May 26, 2019.

(3)
Based on a Schedule 13G/A filed February 11, 2018, as of December 31, 2018, The Vanguard Group, Inc. beneficially owned an aggregate of 14,472,674 shares, and had sole power to vote 148,550 shares, shared voting power to vote 43,427 shares, sole dispositive power over 14,279,731 shares, and shared dispositive power over 192,943 shares.

(4)
Based on a Schedule 13G/A filed January 31, 2019, as of December 31, 2018, BlackRock, Inc. beneficially owned an aggregate of 12,523,118 shares, and had sole power to vote 10,986,235 shares and sole dispositive power over 12,523,118 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Committee believes that our success depends in large measure on our ability to attract and retain highly qualified officers who are motivated to put forth maximum effort on our behalf and on behalf of our shareholders. We have a strong link between pay and performance: our compensation programs are designed to align the performance objectives of our executives with the interests of shareholders.

The strategy continues to work: the Company’s fiscal 2019 performance was strong, demonstrated by the financial results described below. This strong performance was a result of the focused and strategic leadership of the Board and the executive leadership team. Our “Back-to-Basics” operating philosophy remained the foundation for our fiscal 2019 strategic objectives: continuing to leverage our competitive advantages that we see as keys to unlocking sales growth and expanding margins. Because there were no material changes to the Company’s business strategy and performance expectations heading into fiscal 2019, the Compensation Committee made no significant changes to the executive compensation programs for fiscal 2019.

Summary of Fiscal 2019 Performance and Pay Results

Darden achieved excellent results in fiscal 2019 and continued to implement a clear, long-term strategic vision introduced in fiscal 2015 to strengthen Darden’s position as the premier full-service restaurant company. Performance for fiscal 2019 was strong: both sales and profitability improved over fiscal 2018 results. The Company returned over half a billion dollars in total cash to shareholders with $371 million in dividends and $208 million in share repurchases during fiscal 2019.

At the end of fiscal 2019, the Company achieved the following financial results, each related to performance measures under existing annual or long-term awards:

•	Consolidated Total Revenue of $8.5 billion;

•	Consolidated Adjusted Diluted Net EPS from Continuing Operations of $5.82[1];

•	Consolidated same-restaurant sales growth of 2.5% percent, exceeding the industry benchmark by 190 basis points[2]; and

•	Total Shareholder Return (TSR) of 40.5 percent, with three-year and five-year TSR of 24.8 percent and 25.9 percent respectively.

These strong performance results for 2019, after adjustments approved by the Compensation Committee as described in the “Performance and Pay Results for Fiscal 2019” section below, yielded strong executive compensation results for fiscal 2019, as evidenced by the following incentive compensation highlights:

•	Annual incentives tied to fiscal 2019 corporate same-restaurant sales and Consolidated Adjusted Diluted Net EPS from Continuing Operations were earned at 160 percent of target;

•	Performance stock units tied to fiscal 2017-2019 performance related to corporate Return On Invested Capital (ROIC) were earned at 150 percent of target;

•
Performance stock units tied to fiscal 2017-2019 performance related to relative Total Shareholder Return (TSR) versus other publicly-traded restaurant companies were earned at 150 percent of target; and

•
Stock options granted in July 2018 have accrued in-the-money value commensurate with the increase in Darden’s stock price, but remain unvested (50 percent vest three years from grant date and 50 percent vest four years from grant date).

1See p. 32 for a definition of Consolidated Adjusted Diluted Net Earnings Per Share from Continuing Operations.
2Industry benchmark means same-restaurant sales growth for the casual dining segment (excluding Darden concepts) for the twelve-month period ending May 2019, as reported by Knapp-Track.

The Compensation Committee believes that these financial results and pay outcomes are indicative of a sound strategy, excellent execution, and a strong linkage between pay and performance. The Committee also believes that the following demonstrates the Company’s commitment to sound overall governance of executive compensation:

What we do:	What we don’t do:
• Fully independent Compensation Committee	• No guaranteed bonuses
• Independent executive compensation consultant	• No excise tax gross ups
• Majority of our target pay opportunity for our NEOs is in the form of “at risk” incentives	• No option repricing
• Annual incentives have multiple performance measures and capped payouts to mitigate risk	• No dividends paid on unvested long-term incentives until vesting
• Long-term incentives granted in multiple award types to achieve multiple objectives	• No hedging, pledging or short sales of Company securities by officers or directors
• Clawback policy to allow us to recover incentive compensation in the event of a financial restatement due to fraud	• No excessive severance
• Robust executive officer and outside director stock ownership requirements with mandatory holding requirements	• No excessive perks or company aircraft
• Minimum three-year vesting period on annual equity awards	• No automatic single-trigger change in control payments
• Annual shareholder engagement process

Overview

This compensation discussion and analysis provides information about our fiscal 2019 compensation program for our fiscal 2019 named executive officers (NEOs).

Our NEOs for fiscal 2019 were the following five individuals, all of whom serve as executive officers of the Company as of the date of this Proxy Statement.

Name	Position with Company at Fiscal 2019 Year-End
Eugene I. Lee, Jr.	President and Chief Executive Officer
Ricardo Cardenas	Senior Vice President, Chief Financial Officer
David C. George	Executive Vice President and Chief Operating Officer
Todd A. Burrowes	President, LongHorn Steakhouse
Daniel J. Kiernan	President, Olive Garden

Process for Determining Fiscal 2019 Executive Compensation

The Compensation Committee and Board are responsible for the Company’s executive compensation program. With respect to fiscal 2019 executive compensation, the Compensation Committee was primarily responsible for (a) the design of the executive compensation program; (b) approving goals and payouts under the Company’s fiscal 2019 annual incentives; and (c) approving performance results under outstanding performance stock units based upon performance over the three-year period ending with fiscal 2019. Company management also periodically solicits shareholder feedback through engagement meetings that the Compensation Committee considers when developing the compensation programs.

Independent Consultant

Pearl Meyer and Partners (Pearl Meyer) has served as the independent consultant to the Compensation Committee since fiscal 2015. In selecting Pearl Meyer, the Committee considered the independence factors prescribed by the SEC and the NYSE, and concluded that Pearl Meyer was independent and that its work did not raise any conflict of interest. In its role as independent consultant, Pearl Meyer reports to, and is directed by, the Compensation Committee. The primary services provided by the consultant are expected to include assisting with peer group review, periodic competitive market studies, periodic review and advice regarding variable pay program designs and executive compensation policies, updates on emerging practices and trends, and attendance at Compensation Committee meetings.

Compensation Peer Group

The Compensation Committee periodically reviews the pay levels and practices of peer companies in order to assess the competitive positioning of Darden’s pay levels and plan designs.

With respect to the compensation program for fiscal 2019, Pearl Meyer recommended, and the Committee approved, the following executive compensation peer group:

FY 2019 Peer Group

Aramark Corporation	Foot Locker Retail, Inc.
AutoZone, Inc.	The Gap, Inc.
Bloomin’ Brands, Inc.	L Brands, Inc.
Brinker International, Inc.	Nordstrom, Inc.
The Cheesecake Factory, Inc.	O’Reilly Automotive, Inc.
Chipotle Mexican Grille, Inc.	Restaurant Brands International, Inc.
Cracker Barrel Old Country Store, Inc.	Tractor Supply Company
Dick’s Sporting Goods, Inc.	Yum! Brands, Inc.

This peer group of 16 companies consists of companies in the restaurant and retail industries with financial characteristics within a tight range of the Company’s own characteristics. Our peer group reflected a median market capitalization of $8.3 billion, corporate revenue of $7.5 billion and system-wide revenue of $8.6 billion, each as of November 2017.

The peer group extends beyond restaurant operators because there are a limited number of restaurant operators of comparable size to Darden and because the Company competes for talent with, and has some business model similarities to, companies in the retail industry.

The Compensation Committee took into account pay practices at the FY 2019 Peer Group when setting compensation levels and granting incentive awards during fiscal 2019.

During fiscal 2019, recognizing the continued growth of the Company, the Compensation Committee reviewed the peer group for fiscal 2020 compensation programs, and upon the recommendation of Pearl Meyer, made the following changes:

Changes for FY 2020	FY 2020 Peer Group

Deleted:	Aramark Corporation
The Cheesecake Factory, Inc.	AutoZone, Inc.
Cracker Barrel Old Country Store, Inc.	Bloomin’ Brands, Inc.
Brinker International, Inc.
Chipotle Mexican Grill, Inc.
Dick’s Sporting Goods, Inc.
Domino’s Pizza, Inc.
Added:	Foot Locker Retail, Inc.
Domino’s Pizza, Inc.	The Gap, Inc.
Hilton Worldwide Holdings, Inc.	Hilton Worldwide Holdings, Inc.
Ross Stores, Inc.	L Brands, Inc.
Royal Caribbean Cruises, Ltd.	Nordstrom, Inc.
O’Reilly Automotive, Inc.
Restaurant Brands International, Inc.
Ross Stores, Inc.
Royal Caribbean Cruises, Ltd.
Tractor Supply Company
Yum! Brands, Inc.

The changes resulted in a peer group comprised of 50 percent restaurant and hospitality and 50 percent retail companies. Our new peer group reflects a median market capitalization of $11.2 billion, corporate revenue of $8.3 billion and system-wide revenue of $10.3 billion, each as of November 2018.

Executive Compensation Philosophy and Strategy

Darden’s executive talent and Total Rewards philosophy continues to be focused on attracting, motivating and rewarding well-qualified executives for achieving business results and demonstrating leadership behaviors that drive our business. We are committed to a pay for performance culture that includes high standards of ethical behavior and corporate governance and we structure compensation programs with the following principles in mind:

•
Compensation Design Supports Our Business Strategy and Is Aligned with Shareholders’ Interests – We have designed our Total Rewards Program, and our incentive plans in particular, to meet our primary goal of aligning with shareholders; specifically, to drive strong and sustainable sales and earnings growth balanced with prudent capital management to maximize total shareholder return.

•
Incentive Compensation Is Aligned with Performance – Total direct compensation (salary, annual incentives and long-term incentives) for our NEOs is structured so that more than two-thirds of the total value at target is attributable to Company performance.

The target pay opportunities approved by the Compensation Committee reflect this pay for performance with 87 percent of our CEO’s and 72 percent of the other Named Executive Officers’ target total direct compensation tied to performance:

Fiscal 2019 CEO and Other NEO Total Direct Compensation Mix at Target (1)

87% Performance-Based	72% Performance-Based
(1) Based on salary and incentive targets in place at fiscal 2019 year end.
(2) Reflects the average of the NEOs as of the end of fiscal 2019, other than the CEO.

Executive Compensation Program Elements

Our Total Rewards program for NEOs is comprised of base salary, annual incentives, long-term incentives, modest perquisites and savings plans. Our NEOs also are eligible to participate in the health and benefits available to our U.S. salaried employees.

Base Salary

We provide competitive base salaries to our NEOs in recognition of their job responsibilities. In addition to external competitive market data (what our peer companies pay for similar positions), we consider individual work experience, leadership, knowledge and internal parity among those performing like jobs when setting salary levels. Annual salary increases are primarily driven by individual performance while also considering the relative position of the individual’s salary to market data.

Annual Incentives

We provided annual cash incentive opportunities to our NEOs under the 2015 Plan for fiscal year 2019. The terms of the fiscal 2019 annual awards required that the Company have positive consolidated earnings from continuing operations for the fiscal year in order for awards to be made for that year. In addition to that condition, the Compensation Committee has the discretion to establish the elements used to determine individual annual incentive awards, if any, to be made, subject to certain limitations. Under the terms of the 2019 annual awards, the Compensation Committee established that the maximum award payable to an individual NEO under the 2015 Plan for the plan year may not exceed ten million dollars. The bonus amounts actually paid for fiscal 2019 to our NEOs were based solely on Company or Business Unit performance, per the following formula approved by the Compensation Committee:

Base Salary	x	Target Bonus Opportunity	x	Company Performance Rating

Company Performance Rating

The Company maintains a rigorous annual business planning and long-term strategic planning process that we consider to be one of our key competitive advantages. The core financial objective of these plans is to achieve long-term total shareholder returns for our shareholders of 10 to 15 percent, as reflected in our long-term value creation framework. The Company’s management creates the annual business plan in consultation with the Board and reports on progress with respect to the plan throughout the year. The annual business plan includes specific measurable goals for all of the key metrics that the Company and the Board believes are necessary in order to achieve that long-term objective and the Compensation Committee sets performance measures under the annual and long-term incentive plans based upon the goals set out in these business plans.

The annual performance measures that comprise the Company performance ratings for each of our NEOs vary depending upon the NEO’s role and responsibilities and are aligned with the sales and earnings growth metrics that we describe to investors in our long-term value creation framework. The Compensation Committee adopted same-restaurant sales growth as one of our annual performance metrics in fiscal 2015, after extensive shareholder engagement on the compensation program design. Same-restaurant sales growth is a year-over-year comparison of each period’s sales volumes for restaurants open at least 16 months. Same-restaurant sales growth is a key one-year indicator of performance in our industry (and does not take into account the sales from new restaurants opened or acquired during the fiscal year). The Company’s long-term value creation framework includes an annual target, over time, for same-restaurant sales growth of 1 to 3 percent. Our second and more heavily weighted annual performance measures are Adjusted Diluted Net Earnings Per Share (Adjusted EPS) or Business Unit Adjusted Operating Income (Adjusted OI). Earnings per share growth is one of the main components of total shareholder return, the ultimate objective of our long-term value creation framework.

The Company performance rating for each NEO is based solely on Darden results for NEOs other than Mr. Burrowes and Mr. Kiernan, whose Company performance ratings are based on business unit results (80 percent) and Darden results (20 percent). Company performance measures and weighting for fiscal 2019 were:

Performance Measure	Weighting
Darden
Adjusted EPS	70%
Same-Restaurant Sales Growth	30%
Business Unit
Business Unit Adjusted Operating Income	70%
Business Unit Same-Restaurant Sales Growth	30%

The Compensation Committee establishes threshold, target and maximum performance goals for each measure each year, with potential payouts ranging from 0 to 200 percent of each participant’s target bonus opportunity.  The Compensation Committee sets these goals after reviewing the Company’s business plan for the fiscal year.  For the same-restaurant sales growth measure, the annual target for a given fiscal year varies based on a variety of factors that impact the business plan, including macroeconomic forces, consumer and industry trends, competitive forces, the Company’s strategic initiatives and other factors, and may be higher or lower than either the target or the actual result for the prior fiscal year. For the Adjusted EPS and business unit Adjusted OI measures, the Compensation Committee sets targets that reflect the Company’s business plan.  For fiscal 2019, after considering the Company’s business plan and relevant factors, the Compensation Committee set the annual same-restaurant sales growth target for the Darden awards at 2.0 percent and the Adjusted EPS target at $5.47 per share.

Performance and Pay Results for Fiscal 2019

The Committee certified the following Company performance results for fiscal 2019:

Performance Measure	Weight	Target	Actual	Total Payout (% of Target)
Darden				160%
Same-Restaurant Sales Growth	30%	2.0%	2.5%
Adjusted EPS	70%	$5.47	$5.82
Olive Garden				189%
Same-Restaurant Sales Growth	30%	2.1%	3.9%
Adjusted OI ($ in millions)	70%	$550.5	$580.5
LongHorn				159%
Same-Restaurant Sales Growth	30%	2.3%	3.3%
Adjusted OI ($ in millions)	70%	$164.3	$173.3

For fiscal 2019, Adjusted EPS for purposes of the annual incentive was the same as publicly reported diluted net EPS from continuing operations, adjusted to exclude the impact of certain restaurant asset impairments, and there were no additional adjustments for incentive calculation purposes.

Diluted Net EPS from Continuing Operations	$5.73
Restaurant Asset Impairments	$0.09
Consolidated Adjusted Diluted Net EPS from Continuing Operations (Adjusted EPS)	$5.82

For fiscal 2019, adjusted operating income for a business unit, was derived from that brand’s component of reported operating income, adjusted to exclude the impact of certain restaurant asset impairments.

The final individual annual incentive awards determined by the Compensation Committee are set forth below.

Named Executive Officer	Target % of Salary	Business Weighting	Total Payout (As % of Target)	Actual Award(1)
Eugene I. Lee, Jr.	200%	Darden 100%	160%	$3,200,000
Ricardo Cardenas	90%	Darden 100%	160%	$989,307
David C. George	100%	Darden 100%	160%	$1,193,077
Todd A. Burrowes	85%	LongHorn 80% / Darden 20%	159%/160%	$813,741
Daniel J. Kiernan	75%	Olive Garden 80% / Darden 20%	189%/160%	$743,810
(1) Based on Company/business unit payout percentage.

Long-Term Incentives

The purpose of the long-term incentive program is to motivate and reward achievement of our long-term objectives of winning financially and creating long-term value for our shareholders. The long-term awards made in July 2018 for the fiscal 2019 grants were made under the 2015 Plan.

For fiscal 2019, no significant changes were made to the long-term incentive plan design. The mandatory one-year holding period on the portion of the PSU awards that vest on the third anniversary of the grant date was eliminated. Continued emphasis was placed on the pay and performance linkage by granting half of the total LTI grant value in performance stock units (PSUs) tied to relative TSR. The remaining half of the grant value was equally split between stock options and restricted stock units.

Performance Stock Units - Relative TSR (1/2 of the grant value):

•	Share denominated units;

•	Vest 50 percent on the third anniversary of the grant date, and 50 percent on the fourth anniversary of the grant date;

•
0 - 150 percent payout opportunity based upon relative TSR as compared to a group of publicly-traded restaurant companies over the three-year performance period; the companies in our comparison group are listed below; and

•	Settled in stock.

Stock Options (1/4 of the grant value):

•	Granted with an exercise price equal to the closing stock price on the grant date;

•	Vest 50 percent on the third anniversary of the grant date and 50 percent on the fourth anniversary of the grant date; and

•	Maximum term of 10 years.

Restricted Stock Units (1/4 of the grant value):

•	Share denominated units;

•	Vest 100 percent on the third anniversary of the grant date; and

•	Settled in stock.

The group of companies used to measure our relative TSR for the fiscal 2019 grants is set forth below:

Ark Restaurants Corp.	Diversified Restaurant Holdings, Inc.	Noodles & Company
BJ’s Restaurants, Inc.	Domino’s Pizza, Inc.	Papa John’s International Inc.
Bloomin’ Brands, Inc.	Dunkin’ Brands Group, Inc.	Potbelly Corporation
Bravo Brio Restaurant Group, Inc.	Famous Dave’s of America Inc.	RAVE Restaurant Group, Inc.
Brinker International, Inc.	Fiesta Restaurant Group, Inc.	Red Robin Gourmet Burgers Inc.
Carrols Restaurant Group, Inc.	Flanigan’s Enterprises Inc.	Ruth’s Hospitality Group Inc.
Chanticleer Holdings, Inc.	Good Times Restaurants Inc.	Sonic Corp.
Chipotle Mexican Grill, Inc.	Jack in the Box Inc.	Starbucks Corporation
Chuy’s Holdings, Inc.	Jamba, Inc.	Texas Roadhouse, Inc.
Cracker Barrell Old Country Store	Kona Grill Inc.	The Cheesecake Factory Incorporated
Del Frisco’s Restaurant Group	Luby’s, Inc.	The Wendy’s Company
Denny’s Corporation	McDonald’s Corp.	Yum! Brands, Inc.
DineEquity, Inc.	Nathan’s Famous Inc.

This group of companies differs from our peer group generally used for setting compensation as it evaluates our stock price performance from an investor’s perspective against other competitors in the restaurant and food service industry regardless of their size as compared to Darden.

Fiscal 2019 Annual Grants

The Compensation Committee approved grants to the following NEOs, effective July 25, 2018 in accordance with the plan design, as detailed below:

Named Executive Officer	Target Grant Value	Number of Options(1)	Number of Restricted Stock Units(2)	Number of PSUs (TSR)(2)
Eugene I. Lee, Jr	$5,000,000	78,916	13,029	26,058
Ricardo Cardenas	$1,300,000	20,518	3,388	6,775
David C. George	$1,500,000	23,675	3,909	7,817
Todd A. Burrowes	$1,000,000	15,783	2,606	5,212
Daniel J. Kiernan	$700,000	11,048	1,824	3,648
(1) Number of options based on the Black-Scholes valuation on the first day of the fiscal year and the average closing stock price on the NYSE for the fiscal month preceding the month in which the grant is made.

(2) Number of Restricted Stock Units and PSUs based on the average closing stock price on the NYSE for the fiscal month preceding the month in which the grant is made.

Performance Results and Payouts from Prior Long-Term Incentive Plan Grants

Fiscal 2019 was the final year of the three-year period for PSUs that were granted at the beginning of fiscal 2017 for the performance period covering fiscal 2017-2019 (the 2017 grants). For the 2017 grants, made under our 2015 Plan, the PSUs are settled in stock, and the number of shares earned are based upon the results of a three-year performance period. The earned PSUs vest in two tranches: 50 percent of the earned PSUs vested on July 27, 2019 and the remaining earned PSUs will vest in July 2020. Each NEO was granted 50 percent of their target PSUs based on three-year average return on invested capital (ROIC) and 50 percent based upon relative total shareholder return (TSR). The terms of the plan required that the Company have positive consolidated earnings from continuing operations for the year in which the grant was made in order for any payouts under these PSUs.

The Compensation Committee certified the performance results related to the PSUs (ROIC) component of the 2017 grants, as summarized in the table below. Based on those results, the Compensation Committee approved an earned percentage of 150 percent times the initial granted number of shares for the PSUs (ROIC) for Messrs. Lee and Cardenas, whose earned percentage is based on Darden ROIC. Messrs. George and Kiernan’s earned percentage was based on Olive Garden ROIC, resulting in an earned percentage of 125 percent. Mr. Burrowes’ earned percentage was based on LongHorn ROIC, resulting in an earned percentage of 105 percent.

ROIC FY 2017-2019	FY 2017	FY 2018	FY 2019	3 Year Average Result(1)	3 Year Average Target	Earned Percentage
Darden	20.1%	21.6%	23.7%	21.8%	20.4%	150%
Olive Garden	25.7%	26.7%	27.2%	26.5%	25.7%	125%
LongHorn	13.7%	14.3%	14.9%	14.3%	14.2%	105%
(1) Results adjusted from reported results for incentive calculation purposes.

For purposes of these PSUs, “ROIC” for Darden means, with respect to the applicable fiscal year, after-tax EBITDA divided by the sum of average gross fixed assets, average net working capital (excluding cash) and average intangibles, as reported in the Company’s audited financial statements. For a business unit, “ROIC” means with respect to the applicable fiscal year, after-tax EBITDA for the business unit divided by the sum of average gross fixed assets and average intangibles attributable to the business unit. ROIC for Darden and the business units were adjusted for certain events not considered when initially setting the performance targets as set forth in the table below.

FY 2019 ROIC based on Diluted Net EPS from Continuing Operations	22.6%
Restaurant Asset Impairments	(0.1)%
Adjusted ROIC based on Adjusted Diluted Net EPS from Continuing Operations	22.5%
Deferred Income Tax Accounting Change	(0.8)%
Cheddar’s Performance	2.1%
FY 2019 Adjusted ROIC	23.7%

The Compensation Committee certified that the Company’s three-year TSR performance ranked at the 100th percentile relative to a set of publicly-traded restaurant companies established in June 2017. As a result, the Compensation Committee approved an earned percentage equal to 150 percent times the initial number of shares granted for the PSUs (TSR), all as described in the tables below.

Metric and Targets
Darden Relative TSR Percentile Rank(1)	Earned Percentage
>75th	150%
75th	150%
50th	100%
33rd	50%
<33rd	0%
(1) Straight line interpolation between 33rd and 75th percentiles.

Results	Target Percentile	Percentile Result	Earned Percentage
FY 2017-19	50	100	150%

Although the final earned numbers of PSUs (both ROIC and relative TSR) for the 2017 grants were determined at the end of fiscal 2019, the 2017 grants vest in two tranches. Fifty percent of the final earned PSUs vested on July 27, 2019 and the remaining earned PSUs will vest on July 27, 2020. See footnote 3 in the “Outstanding Equity Awards at Fiscal Year-End” table on p. 43 for the number of earned PSUs for each NEO.

NEO Total Compensation Changes for Fiscal 2019

During the annual review process, the Compensation Committee reviews each NEO’s total direct compensation, and evaluates each NEO’s individual performance, Company and business unit performance, peer group benchmarking data and other relevant information. At the beginning of fiscal 2019, the Compensation Committee approved increases to the base salary, annual incentive target bonus opportunity amount and/or long-term incentive program Target Grant Amount of each of our NEOs effective for fiscal 2019 to better align the total compensation of each of our NEOs with comparable positions within our peer group, reward individual performance, or to reflect tenure in position, retention priority for key positions and/or changes in responsibilities. Increases in base salary are reflected in the Summary Compensation Table on p. 38, increases in annual incentive target bonus opportunity amounts are reflected in the table on p. 32 and increases in the long-term Target Grant Values are reflected in the table under the heading “Fiscal 2019 Annual Grants,” above.

Other Programs, Policies, and Practices

Perquisites

We provide limited perquisites to our NEOs that we believe are appropriate to enable business continuity and minimize work distractions. During fiscal 2019, these benefits included an allowance toward a company car, limited reimbursement for financial planning assistance, unsubsidized group liability insurance and an executive physical program.

Other Benefits

Our NEOs receive the same employee benefits provided to other salaried U.S. employees, but are not eligible to actively participate in Darden’s qualified savings plan (the Darden Savings Plan). Instead, we defer amounts under our FlexComp Plan for our NEOs in place of participation under the Darden Savings Plan.  See the discussion under the heading “Non-Qualified Deferred Compensation” on page 45 for further details regarding the terms of participation under the FlexComp Plan.

Stock Ownership Guidelines

In keeping with our objective of aligning our executives’ interests with our shareholders’ interests, we require our executives to hold equity in the Company equal in value to a designated multiple of their salaries. Under the Company’s stock ownership policy, the Chief Executive Officer must hold 100 percent and any other officer must hold 50 percent of any net after tax shares issued to them until they achieve the required stock ownership level. The required ownership values vary based on the executive’s level of responsibility as follows:

Named Executive Officer	Required Ownership as a Multiple of Base Salary
Eugene I. Lee, Jr	6x
Ricardo Cardenas	4x
David C. George	4x
Todd A. Burrowes	4x
Daniel J. Kiernan	4x

The Compensation Committee monitors compliance with the ownership guidelines. All of the NEOs were in compliance with the ownership guidelines as of May 26, 2019.

Policy on Granting Equity Awards

Our equity awards policy provides that incentive equity grants to employees, including stock option grants, are made once per year and are effective on the last Wednesday in fiscal July. The Company may also grant equity awards for special purposes such as retention, recognition or promotion and such special awards are made effective on any date determined by the Compensation Committee, the Board or authorized individual approving the award. The grant date for equity awards is never a date prior to approval. The exercise price of stock options may not be less than the fair market value of our common stock on the date of the grant as measured by the closing sales price of our common stock on the NYSE.

Recoupment and Forfeiture of Compensation

We have adopted a clawback policy which provides that an executive officer is required to repay performance-based rewards to the Company if he or she knowingly participates in a fraud that requires the Company to restate its financial statements. Performance-based rewards include annual incentive awards and PSU awards under our 2015 Plan.

Employment Agreements

We do not currently have employment agreements in place with any of our named executive officers.

Change in Control Agreements

All of our executive officers are parties to Change in Control Agreements that reflect current market practices and governance best practices. The Change in Control Agreements provide for severance benefits (between 1.5 and 2.0 times base salary and target bonus) in the event of a termination of employment within 24 months of a change in control of the Company. Please see the discussion under the heading “Potential Payments Upon Termination or Change in Control” on page 47 for further discussion of the Change in Control Agreements.

Tax and Accounting Considerations

In designing our compensation programs, we take into account the various tax, accounting and disclosure rules. The Compensation Committee also reviews and considers the deductibility of executive compensation under section 162(m) of the Internal Revenue Code. The Tax Act repealed the performance-based exemption from Section 162(m)’s deduction limit for taxable years beginning after December 31, 2017, subject to certain transition rules that “grandfathered” certain awards and arrangements that were in effect prior to November 2, 2017, and expanded the population of executives to which the deduction limit applies. The Committee generally seeks to preserve tax deductions for executive compensation where available. Nonetheless, the Committee has awarded compensation that is not fully tax deductible when it believes such grants are in the best interests of our shareholders and reserves the right to do so in the future. We anticipate that a significant portion of our incentive awards for fiscal 2019 will not be deductible when paid due to the repeal of the performance-based compensation exemption. There is no guarantee that compensation payable pursuant to any of the Company’s compensation programs initially granted before fiscal 2019 will ultimately be deductible by the Company.

Shareholder Engagement and Results of Say on Pay Advisory Vote

At the 2018 Annual Meeting of Shareholders, approximately 93.2 percent of the votes cast were in favor of the advisory vote to approve executive compensation. We believe that these vote results, together with feedback received during the Company’s ongoing shareholder engagement, reflect that shareholders are pleased with the structure of the Company’s compensation programs put into place by the Compensation Committee for fiscal 2019. The Compensation Committee is not recommending any material changes to the Company’s compensation programs for fiscal 2020 as a result of these vote results, however, the Compensation Committee continuously evaluates plan design and considers adjustments to the Company’s compensation programs based on market and other considerations. The Compensation Committee and Board are committed to serving Darden’s shareholders, and plan to continue regular dialogue with shareholders as we move forward.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis with Darden’s management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended May 26, 2019.

Respectfully submitted,

The Compensation Committee
James P. Fogarty, Committee Chair
Cynthia T. Jamison
Nana Mensah
Timothy J. Wilmott

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Fogarty as the Chair and Ms. Jamison, Mr. Mensah and Mr. Wilmott as members. During fiscal 2019, all members of the Compensation Committee were independent directors, and no member was an employee or former employee of the Company. In addition, none of the Company’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of another entity whose executive officer served on the Company’s Board of Directors or Compensation Committee.

ASSESSMENT OF RISK OF COMPENSATION PROGRAMS

We believe that our compensation programs for executives and other employees are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. Specifically, we believe that the following features of our compensation programs (discussed in more detail in the Compensation Discussion and Analysis section above) help manage or mitigate risk:

•
The Company has allocated compensation among base salary and short-term and long-term compensation target opportunities for executives in such a way as to not encourage excessive risk taking. Incentive compensation is not overly weighted toward short-term incentives. In addition, both short-term and long-term incentives are subject to maximum payment amounts;

•
The mix of equity award instruments used under our long-term incentive program (a) includes full value awards; and (b) rewards different performance measures (currently, total shareholder return for stock options and total shareholder return relative to publicly traded restaurant companies for PSUs);

•
Our annual and long-term compensation plans are reviewed by the Compensation Committee and any risks embedded in those plans are discussed and evaluated for appropriateness. Our incentive opportunities are designed to drive strong, sustainable growth and shareholder return;

•	The multi-year vesting of our equity awards aligns incentive compensation with shareholders’ interests by rewarding long-term stock appreciation rather than short-term performance;

•	Our performance criteria and objectives balance performance and sustainability of performance by setting a variety of goals, including same-restaurant sales growth and earnings per share growth;

•	Our Stock Ownership Guidelines encourage a focus on long-term growth in shareholder value; and

•	Our policies regarding recoupment and forfeiture of compensation discourage excessive or inappropriate risk taking.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended May 26, 2019, May 27, 2018, and May 28, 2017.

		Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)
Name and Principal Position	Year								($)Total
Eugene I. Lee, Jr.	2019	1,000,000	—	4,393,249	1,482,042	3,200,000	—	635,287	10,710,578
President and	2018	1,000,000	—	11,192,404	1,122,487	2,025,000	—	430,260	15,770,151
Chief Executive Officer	2017	1,000,000	—	2,391,994	1,124,576	1,525,000	—	320,206	6,361,776

Ricardo Cardenas	2019	687,019	—	1,142,285	385,328	989,307	—	222,794	3,426,733
Senior Vice President and	2018	613,750	—	923,122	280,618	745,707	—	219,200	2,782,397
Chief Financial Officer	2017	560,000	—	896,981	421,712	546,560	—	132,592	2,557,845

David C. George	2019	745,673	—	1,317,961	444,617	1,193,077	—	289,070	3,990,398
Executive Vice President and	2018	695,673	—	923,122	280,618	950,289	—	256,700	3,106,402
Chief Operating Officer	2017	625,000	—	1,897,014	421,712	727,500	—	188,821	3,860,047

Todd A. Burrowes	2019	601,346	—	878,717	296,405	813,741	—	210,646	2,800,855
President, LongHorn Steakhouse	2018	556,210	—	664,644	202,055	706,331	—	147,647	2,276,887
	2017	535,833	—	478,402	224,912	447,528	—	102,107	1,788,782

Daniel J. Kiernan	2019	541,346	—	615,035	207,481	743,810	—	172,797	2,280,469
President, Olive Garden

(1)	Amounts reflect the actual base salary earned by the NEO in fiscal 2019, fiscal 2018 and fiscal 2017, including any deferred amounts reported in the Non-Qualified Deferred Compensation Table.

(2)
The Company made variable incentive payments for fiscal 2019, fiscal 2018 and fiscal 2017 based on achieving performance metrics that were established under the Company’s 2015 Plan. These incentive payments are reported in the “Non-Equity Incentive Plan Compensation” column of this table.

(3)
Amounts in these columns represent the grant date fair value of awards computed in accordance with ASC Topic 718 for each of fiscal 2019, fiscal 2018 and fiscal 2017. The assumptions used in calculating these amounts in accordance with ASC Topic 718 are included in Note 1 (under the heading Stock-Based Compensation) to the Company’s audited financial statements included in the Company’s 2019 Annual Report on Form 10-K. The PSU awards granted to all NEOs in fiscal 2019 vest based on Relative TSR. After a three-year performance period, the PSUs granted in fiscal 2019 are eligible to vest 50 percent on the third anniversary of the grant date, and 50 percent on the fourth anniversary of the grant date. Actual awards may range from 0 percent to 150 percent of the targeted incentive. The grant value of PSUs is shown at target payout. For fiscal 2019, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (150 percent) payout: Mr. Lee — $4,497,741; Mr. Cardenas — $1,169,399; Mr. George — $1,349,253; Mr. Burrowes — $899,617; Mr. Kiernan — $629,663. For fiscal 2018, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (150 percent) payout: Mr. Lee — $3,759,602; Mr. Cardenas — $939,869; Mr. George — $939,869 Mr. Burrowes — $676,777. For fiscal 2017, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (150 percent) payout: Mr. Lee — $3,587,991; Mr. Cardenas — $1,345,472; Mr. George — $1,345,472; Mr. Burrowes — $717,603. These PSUs are described more fully under the heading “Compensation Discussion and Analysis — Fiscal 2019 Executive Compensation Program Elements — Long-Term Incentives.”

(4)	Amounts reflect the actualcash incentive award earned by the NEO for fiscal 2019, fiscal 2018 and fiscal 2017, including any deferred amounts reported in the Non-Qualified Deferred Compensation Table.

(5)
Amounts deferred into the FlexComp Plan do not receive above market or preferential earnings, but rather receive notional rates of return that match the returns on the investment options available under the Darden Savings Plan as described under the subheading “Non-Qualified Deferred Compensation.”

(6)	All Other Compensation for fiscal 2019 consists of the following amounts:

	Perks and Other Personal Benefits ($)(a)	Company Contributions to Defined Contribution Plans ($)(b)	Insurance Premiums ($)(c)	Dividends or Earnings on Stock or Option Awards ($)(d)	Other ($)	Totals ($)

Eugene I. Lee, Jr.	27,987	431,760	10,233	165,307	—	635,287
Ricardo Cardenas	17,058	172,326	6,753	26,657	—	222,794
David C. George	17,551	199,304	14,475	57,740	—	289,070
Todd A. Burrowes	13,710	145,471	10,200	41,265	—	210,646
Daniel J. Kiernan	10,251	132,114	10,233	20,199	—	172,797

(a)
Includes the aggregate incremental costs to the Company for personal use of a Company car or a limited car allowance, an executive physical program, a reimbursement for financial counseling services, a discount on the purchase of Company gift cards, limited personal use of Company event tickets and non-work related activities and gifts received at Company events. None of these perquisites had a value exceeding the greater of $25,000 or 10 percent of total perquisites for an NEO.

(b)
Amounts in this column represent Company contributions made in August 2019 for fiscal 2019 Company performance under the FlexComp Plan, our non-qualified deferred compensation plan. Company contributions are made under the provisions of the FlexComp Plan and are deferred in accordance with executives’ elections pursuant to the terms of the FlexComp Plan. Salary or bonus deferred by an NEO into the FlexComp Plan is reported in the “Salary” column or the “Non-Equity Incentive Plan Compensation” column.

(c)	Represents the cost to the Company for providing life insurance and long-term disability insurance.

(d)
Our NEOs do not receive dividends or dividend equivalents on unvested restricted stock, unvested restricted stock units or unvested PSUs, but rather accrue them for payment when the restricted stock, restricted stock units or PSUs are earned and vested and only on the number of shares of stock or units which actually vest. This amount reflects the value of the dividends paid in stock with respect to the PSUs that vested on July 29, 2018 for each of the executives.

Grants of Plan-Based Awards for Fiscal 2019

The following table sets forth certain information with respect to equity and non-equity plan-based awards granted during fiscal 2019 under the 2015 Plan to each of the NEOs.

									All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards($/Sh) (6)	Grant Date Fair Value of Stock and Option Awards ($) (7)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name	Grant Date	Approval Date (1)	Threshold($)	Target ($)	Maximum($)	Threshold(#)	Target (#)	Maximum(#)
Eugene I. Lee, Jr.	—		—	2,000,000	4,000,000
	7/25/2018	6/20/2018								78,916	107.05	1,482,042
	7/25/2018	6/20/2018							13,029			1,394,754
	7/25/2018	6/20/2018				—	26,058	39,087				2,998,494

Ricardo Cardenas	—		—	618,317	1,236,635
	7/25/2018	6/19/2018								20,518	107.05	385,328
	7/25/2018	6/19/2018							3,388			362,685
	7/25/2018	6/19/2018				—	6,775	10,163				779,599

David C. George	—		—	745,673	1,491,346
	7/25/2018	6/19/2018								23,675	107.05	444,617
	7/25/2018	6/19/2018							3,909			418,458
	7/25/2018	6/19/2018				—	7,817	11,726				899,502

Todd A. Burrowes	—		—	511,144	1,022,288
	7/25/2018	6/19/2018								15,783	107.05	296,405
	7/25/2018	6/19/2018							2,606			278,972
	7/25/2018	6/19/2018				—	5,212	7,818				599,745

Daniel J. Kiernan	—		—	406,010	812,019
	7/25/2018	6/19/2018								11,048	107.05	207,481
	7/25/2018	6/19/2018							1,824			195,259
	7/25/2018	6/19/2018				—	3,648	5,472				419,775

(1)
The column sets forth the date on which the Committee took action to grant the reported awards. The grants made to Mr. Lee were recommended by the Committee and approved by the independent members of the Board and the grants made to the other NEOs were approved by the Committee.

(2)
The amounts in these columns represent the potential annual cash incentive that may be earned under the 2015 Plan by each NEO. The annual ranges are calculated with the actual salary earned during the fiscal year. Where the NEO’s target bonus opportunity increases during the fiscal year (for example, in the event of a promotion), the target bonus opportunity is based on a proration using the target bonus opportunity in effect for each portion of the fiscal year, and such proration is used in the actual bonus award calculation. Actual payouts to the NEOs based on fiscal 2019 performance are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(3)
The NEOs received grants of PSUs under the 2015 Plan. The PSU awards granted to the NEOs are earned based on Relative TSR. After a three-year performance period, the PSUs granted in fiscal 2019 are eligible to vest 50 percent on the third anniversary of the grant date, and 50 percent on the fourth anniversary of the grant date. Actual awards may range from 0 percent to 150 percent of the targeted incentive. These PSUs are described more fully under the heading “Compensation Discussion and Analysis — Fiscal 2019 Executive Compensation Program Elements — Long-Term Incentives.”

(4)	The NEOs received grants of restricted stock units under the 2015 Plan. The grant vests on the third anniversary of the grant date.

(5)	The NEOs received grants of non-qualified stock options under the 2015 Plan. These non-qualified stock options vest 50 percent on each of the third and fourth anniversaries of the grant date.

(6)
All stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value under the 2015 Plan has been determined by the Committee to be the closing price of the common stock on the NYSE as reported in the consolidated transaction reporting system on the grant date or, if such exchange is not open for trading on such date, on the most recent preceding date when such exchange is open for trading.

(7)	Assumptions used in the calculation of these amounts are included in Note 1 to the Company’s audited financial statements included in the Company’s 2019 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of May 26, 2019 for each of the NEOs.

	Option Awards (1)					Stock Awards
						Restricted Stock		PSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Eugene I. Lee, Jr.
	7/29/2015	39,478	39,479	65.02	7/29/2025
	7/27/2016	—	123,852	59.68	7/27/2026
	7/26/2017	—	76,725	85.83	7/26/2027
	7/25/2018	—	78,916	107.05	7/25/2028	26,847	3,225,130	198,885	23,892,095

Ricardo Cardenas
	7/24/2013	14,128	—	42.99	7/24/2023
	7/23/2014	19,416	—	39.53	7/23/2024
	11/17/2014	55,608	—	49.25	11/17/2024
	7/29/2015	6,367	6,368	65.02	7/29/2025
	7/27/2016	—	46,444	59.68	7/27/2026
	7/26/2017	—	19,181	85.83	7/26/2027
	7/25/2018	—	20,518	107.05	7/25/2028	6,843	822,050	32,432	3,895,999

David C. George
	1/30/2013	11,515	—	41.40	1/30/2023
	7/23/2014	69,779	—	39.53	7/23/2024
	7/29/2015	12,735	12,735	65.02	7/29/2025
	7/27/2016	—	46,444	59.68	7/27/2026
	7/26/2017	—	19,181	85.83	7/26/2027
	7/25/2018	—	23,675	107.05	7/25/2028	22,301	2,679,019	37,918	4,555,089

Todd A. Burrowes
	7/29/2015	10,187	10,188	65.02	7/29/2025
	7/27/2016	—	24,770	59.68	7/27/2026
	7/26/2017	—	13,811	85.83	7/26/2027
	7/25/2018	—	15,783	107.05	7/25/2028	17,526	2,105,398	24,054	2,889,650

Daniel J. Kiernan
	7/25/2012	16,198	—	43.58	7/25/2022
	7/24/2013	18,790	—	42.99	7/24/2023
	7/23/2014	16,139	—	39.53	7/23/2024
	7/29/2015	2,229	4,457	65.02	7/29/2025
	7/27/2016	—	10,837	59.68	7/27/2026
	7/26/2017	—	5,371	85.83	7/26/2027
	7/25/2018	—	11,048	107.05	7/25/2028	5,028	604,014	11,961	1,436,875

(1)
All option awards are non-qualified stock options that expire ten years from the date of grant. Except where noted, the vesting schedule for the non-qualified stock options granted to NEOs is 50 percent on the third and fourth anniversaries of the grant date. For Messrs. Cardenas and Kiernan, the non-qualified stock option grants made prior to November 17, 2014 vested in thirds on the second, third and fourth anniversaries of the grant date.

(2)
The units reflected in this column represent awards of RSUs granted to the NEOs which fully vest on the third anniversary of the grant dates of each such award with the exception of one award for Mr. Burrowes, granted on

July 28, 2015, which will fully vest on the fourth anniversary of the grant date. The market value of outstanding stock awards is based on a per share (or unit) value of $120.13, the closing market price of our common shares on the NYSE on May 24, 2019, the last trading day before the end of our fiscal year on May 26, 2019.

(3)
All units reflected in this column represent PSU awards granted during fiscal 2016, 2017, 2018 and 2019. With respect to Mr. Lee, this column also includes the special CEO PSU award granted to Mr. Lee in 2018. The terms of the PSU awards are more fully described in the Compensation Discussion and Analysis and the Grants of Plan-Based Awards tables of the Proxy Statement for the fiscal year in which they are granted. The Compensation Committee certified the performance results with respect to the PSUs granted in fiscal 2017 on June 18, 2019. Under this certification the PSUs earned with respect to the fiscal 2017 awards to each of the named executive officers were as follows:

Name	Type of PSU Award	Number of PSUs on Grant Date	Earned Percentage	Number of Earned PSUs
Eugene I. Lee, Jr.	FY17-19 ROIC	19,915	150%	29,872
	FY17-19 TSR	19,915	150%	29,872

Ricardo Cardenas	FY17-19 ROIC	7,468	150%	11,202
	FY17-19 TSR	7,468	150%	11,202

David C. George	FY17-19 ROIC	7,468	125%	9,335
	FY17-19 TSR	7,468	150%	11,202

Todd A. Burrowes	FY17-19 ROIC	3,983	105%	4,182
	FY17-19 TSR	3,983	150%	5,974

Daniel J. Kiernan	FY17-19 ROIC	1,743	125%	2,178
	FY17-19 TSR	1,743	150%	2,614

Option Exercises and Stock Vested for Fiscal 2019

The following table summarizes the number of option awards exercised and restricted stock units and performance stock units that vested during fiscal 2019 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Eugene I. Lee, Jr.	194,813	14,015,867	25,168	2,687,428
Ricardo Cardenas	10,666	679,638	4,058	433,355
David C. George	154,964	9,896,445	8,791	938,675
Todd A. Burrowes	—	—	6,282	670,840
Daniel J. Kiernan	12,355	769,351	3,075	328,366

(1)
The value realized equals the difference between the exercise price and the closing market price of our common stock on the NYSE on the date of exercise, multiplied by the number of shares acquired on exercise.

(2)
The Number of Shares Acquired for each executive represents the number of PSUs(TSR) and PSUs(ROIC) that vested for each executive on July 29, 2018. The terms of these PSUs are described in the Compensation Discussion and Analysis and the Grants of Plan-Based Awards tables of the Proxy Statement for the fiscal year in which they were granted.

(3)	The value realized equals the closing market price of our common stock on the NYSE on the vesting date multiplied by the number of shares acquired on vesting.

Non-Qualified Deferred Compensation

We maintain the FlexComp Plan, a non-qualified deferred compensation plan, for our executive officers, other members of management and certain highly compensated employees who are not eligible to participate in the Darden Savings Plan.

The FlexComp Plan permits participating executive officers to defer receipt of up to 25 percent of their base salaries and up to 100 percent of their annual incentive compensation. Amounts deferred under the FlexComp Plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the FlexComp Plan or on such other dates specified in the FlexComp Plan. Deferred amounts are credited with notional rates of return based on the performance of several investment alternatives (which mirror the returns on the investment alternatives available under the Darden Savings Plan, the Company’s qualified 401(k) savings plan), as selected by the participant.

We also make certain contributions to executive officers’ accounts under the FlexComp Plan which are designed to provide benefits in lieu of qualified retirement plans. Company contributions are made annually. For all NEOs, the annual contribution is 4 percent of the executive’s eligible annual earnings. In addition, a second Company contribution ranges from 1.5 percent to 7.2 percent of the executive’s eligible annual earnings based on Company performance. The contributions are automatically deferred in accordance with the participants’ elections and the terms of the FlexComp Plan.

Both participant deferrals and Company contributions under the FlexComp Plan are credited with notional rates of return based on several investment alternatives, which mirror the returns on the investment alternatives under the Darden Savings Plan. Except for the Darden Company Stock Fund, investment selections may be changed daily. The FlexComp Plan does not have a guaranteed rate of return or guaranteed retirement benefit. The table below shows the funds available under the Darden Savings Plan and their notional rates of return for the twelve months ended May 26, 2019, the reportable fund performance period that most closely matched our fiscal year, as reported by the recordkeeper of the Darden Savings Plan.

Deferred amounts under the FlexComp Plan are generally paid following separation from employment unless the participant elected an earlier in-service distribution date at the time of the deferral. Participants may elect to be paid in the form of a single sum cash payment, or 5-year or 10-year annual installment payments. The form of payment depends upon the participant’s deferral election and the participant’s retirement eligibility at separation from employment.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Columbia Trust Stable Government 1-0	1.68%	Vanguard Instl Target Retirement 2035 Fd	0.64%
Darden Company Stock Fund	36.31%	Vanguard Instl Target Retirement 2040 Fd	0.03%
DFA US Small Cap I	(11.45)%	Vanguard Instl Target Retirement 2045 Fd	(0.40)%
TS&W International Large Cap Equity CL	(10.91)%	Vanguard Instl Target Retirement 2050 Fd	(0.41)%
Vanguard Extended Market Index Inst	(3.63)%	Vanguard Instl Target Retirement 2055 Fd	(0.40)%
Vanguard Institutional Index I	3.76%	Vanguard Instl Target Retirement 2060 Fd	(0.40)%
Vanguard Instl Target Retirement 2015 Fd	3.16%	Vanguard Instl Target Retirement Inc Fd	3.73%
Vanguard Instl Target Retirement 2020 Fd	2.35%	Vanguard Total Bond Market Index I	6.67%
Vanguard Instl Target Retirement 2025 Fd	1.89%	Vanguard Total Intl Stock Index Admiral	(6.94)%
Vanguard Instl Target Retirement 2030 Fd	1.28%

The following table provides additional information concerning the FlexComp Plan account for each NEO, including the contributions by Darden to the FlexComp Plan during fiscal 2019 and the aggregate FlexComp balance as of May 26, 2019.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of FY 2019 ($)(3)
Eugene I. Lee, Jr.	506,250	288,283	(37,615)	—	3,259,825
Ricardo Cardenas	—	129,556	14,251	—	949,552
David C. George	—	156,860	121,384	—	2,341,887
Todd A. Burrowes	7,038	120,320	(5,640)	—	299,135
Daniel J. Kiernan	77,904	77,055	(8,177)	—	2,076,882

(1)
Reflects the deferred Salary or Bonus amounts for each of the NEOs during fiscal 2019 which are reported as compensation to such NEO in the Summary Compensation Table and which are deferred in accordance with participants’ elections pursuant to the terms of the FlexComp Plan.

(2)
Reflects the Company’s annual contribution to the FlexComp Plan made in August 2018 during fiscal 2019 for the account of the NEOs. The Company contributions made in August 2019 during fiscal 2020 are not reported in this table.

(3)
A portion of the balances reported for each of Mr. Lee and Mr. George were contributed to the RARE Hospitality International, Inc. Deferred Compensation Plan (the RARE Deferred Compensation Plan) prior to July 1, 2008, when they began participating in the FlexComp Plan. The RARE Deferred Compensation Plan is a non-qualified deferred compensation plan. It is closed to new employee deferrals and Company contributions and is administered in conjunction with the FlexComp Plan.

Pension Benefits

Under the Retirement Income Plan (RIP), Mr. Kiernan will receive estimated monthly aggregate benefits at normal retirement of $139. Benefits are fixed because the NEOs no longer participate in the plans. The Company terminated the RIP effective as of September 30, 2018. In conjunction with the RIP termination process, all participants will have the opportunity to commence benefits effective November 1, 2019. If a participant declines to commence benefits as of this date, the Company will transfer his or her benefits to an annuity provider for commencement at a later date.

The table below shows the present value of accumulated benefits payable to Mr. Kiernan, including the years of service credited to him, under the RIP, determined using interest rate and mortality rate assumptions used in Note 14 to the Company’s audited financial statements included in the Company’s 2019 Annual Report on Form 10-K. Benefits under the Final Average Pay provisions of the RIP are based on earnings, length of service, and provisions of the federal Social Security program (while a participant in the RIP).  The formula for a normal retirement benefit, payable at age 65 is: 50 percent of Highest Average Earnings (average of the five highest consecutive calendar years of Annual Earnings within the last ten consecutive calendar years), minus 50 percent of Primary Social Security Benefit, with the result multiplied by the ratio of Benefit Service (with a maximum of 30 years) to 30 years. Mr. Kiernan became a highly compensated employee in 1995, therefore earnings and service from that date are disregarded in determining highest average earnings and benefit service. Therefore, the numbers of credited service years shown below are fixed and do not reflect actual years of service as plan benefits are frozen. The accumulated benefit shown below is based on the highest benefit option which is “Single Life Annuity.” Other actuarially equivalent form of payment options available to Mr. Kiernan include Joint and Survivor 50 percent, Joint and Survivor 75 percent, Joint and Survivor 100 percent, Ten Year Certain and lump sum. Early retirement benefits are available as early as age 55 at a reduced benefit level; certain participants (including Mr. Kiernan) are also eligible to commence benefits immediately following termination of employment but prior to age 55.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Eugene I. Lee, Jr.	—	—	—	—
Ricardo Cardenas	—	—	—	—
David C. George	—	—	—	—
Todd A. Burrowes	—	—	—	—
Daniel J. Kiernan	Retirement Income Plan	2.90	16,044	—

Potential Payments Upon Termination or Change in Control

The Company has entered into Change in Control Agreements (CIC Agreements) with Messrs. Burrowes, Cardenas, George, Kiernan, and Lee. The Company’s typical practice is not to enter into employment agreements with the NEOs. The following summarizes the potential payments to be made to NEOs upon termination of their employment or a change in control of the Company.
Payments Made Upon Any Termination of Employment. Regardless of the manner in which an NEO’s employment terminates, the NEO is entitled to receive amounts earned during the NEO’s term of employment. Such amounts include:

•	Accrued but unpaid base salary through the date of termination;

•	Unreimbursed employment-related expenses and other benefits owed to the NEO under the Company’s employee benefit plans or policies;

•	Accrued but unpaid vacation;

•	The NEO’s FlexComp account balance;

•	The NEO’s Darden Savings Plan account, if applicable; and

•	The NEO’s benefit under the qualified retirement plan (the RIP), if applicable.

These payments made upon termination do not differ from payments made upon termination to all employees. In addition, the NEO will continue to be able to exercise any vested stock options for a period of three months following termination of employment, or for a longer period if the NEO is eligible for early or normal retirement or in certain other situations described below.

Payments Made Upon Early Retirement. In the event of the early retirement of an NEO who has reached age 55 with ten or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will be entitled to receive prorated vesting of each option grant, and be allowed to exercise such option for the lesser of five years or the remainder of the original term;

•
The NEO will be entitled to receive prorated vesting of each outstanding RSU grant, based on the number of months of service completed out of the total number of months in the original RSU vesting period;

•	The NEO will continue to vest in a prorated share of grants of PSUs based on Company performance for the remainder of the applicable PSU performance period;

•	The NEO will be entitled to receive a prorated bonus for the portion of the fiscal year served; and

•	The NEO, if eligible, will receive a Company contribution in a health reimbursement account to be used to reimburse eligible medical expenses, if applicable.

Payments Made Upon Normal Retirement. In the event of the retirement of an NEO who has reached age 65 with five or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will vest in all outstanding stock options with continued exercisability for the remainder of the original term;

•	The NEO will vest in all outstanding RSUs;

•	The NEO will continue to vest in grants of PSUs based on Company performance for the remainder of the original PSU performance period;

•	The NEO will be entitled to receive a prorated bonus for the portion of the fiscal year served;

•	The NEO, if eligible, will receive a Company contribution in a health reimbursement account to be used to reimburse eligible medical expenses, if applicable; and

•	The NEO will be entitled to receive a distribution of any balance held under the Darden Savings Plan, if applicable.

Payments Made Upon Disability.  The Company pays for long-term disability coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. In the event of disability, the NEO will receive the items identified under the heading “Payments Made Upon Any Termination of Employment” above. In addition, the NEO is entitled to the following benefits, which are also available to employees with disability coverage:

•	The NEO will vest in all outstanding stock options and be allowed to exercise such stock options for the remainder of the original term;

•	The NEO will vest in all outstanding RSUs;

•	The NEO will vest in all outstanding PSUs on a pro rata basis based on Company performance for the remainder of the original PSU performance period;

•	The NEO will be entitled to receive a prorated bonus for the portion of the fiscal year served;

•	Up to 90 days of salary continuation;

•	Up to two-thirds of eligible pay with a maximum annual benefit of $180,000 payable to age 65 starting on the 91st day of disability; and

•	Continued eligibility for group medical, life, and dependent life coverage for 52 weeks.

Payments Made Upon Death. The Company pays for life insurance coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. The life insurance benefit for the NEOs is equal to four times salary and bonus, with a maximum amount of coverage of $1,500,000. For accidental death, the benefit is twice the amount of the regular coverage with a maximum amount of coverage of $3,000,000. An additional $500,000 may be paid if death occurs while traveling on business. These benefits would be paid from term life insurance policies maintained by the Company. In the event of death, the beneficiary or estate of the NEO (as applicable) will receive the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” except that the NEO would be fully vested in any employer contributions under the Darden Savings Plan upon death and death benefits may not be payable under the RIP.

Stock options, restricted stock, restricted stock units and PSUs will vest in full and stock options will be exercisable for the remainder of the original term.

Payments Made Upon Involuntary Termination Without Cause. In general, the Company may, but is not obligated to, provide separation pay and benefits to its employees in the event the employee is involuntarily terminated without cause. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In addition to the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” such benefits to an executive officer may include severance payments of up to 12 months’ base salary and up to 12 times the monthly value of the Company’s contribution to health insurance benefits, among other benefits as the Company may determine to be appropriate under the specific circumstances.

If the executive’s age plus his or her years of service equals or exceeds 70 and the executive is involuntarily terminated without cause, accelerated vesting will be applied to a pro rata portion of the outstanding stock options and PSUs. Stock options will be exercisable for the lesser of five years or the remainder of the original term.

Payments Made Upon a Change in Control. The Company has entered into CIC Agreements with Messrs. Burrowes, Cardenas, George, Kiernan, and Lee. The CIC Agreements provide for, contingent upon the NEO executing a release of claims against the Company and complying with the non-competition, non-solicitation, confidentially and other restrictive covenants, severance payments equal to one and one half times the sum of the NEO’s base salary and target annual bonus for Messrs. Burrowes, Cardenas, George and Kiernan, and equal to two times the sum of Mr. Lee’s base salary and target annual bonus in the case of Mr. Lee. In addition, the CIC Agreements provide for payments of an amount equal to 18 times the monthly COBRA charge in effect on the date of termination for the Company-provided group health plan coverage in effect on the date of termination for each of Messrs. Burrowes, Cardenas, George and Kienan and 24 times the monthy charge for Mr. Lee, less the monthly active employee charge for such coverage on the date of termination, if the NEO is terminated without cause or voluntarily terminates employment with good reason within two years of a change in control. The severance (including accelerated vesting of equity) associated with a change in control as estimated in the table below may be reduced to avoid the “golden parachute” 20 percent excise tax under federal law.  The NEO may receive his full severance payment only if the net amount payable to NEO, after taking into account all taxes (including the 20 percent excise tax), would be least 10 percent higher than the net after-tax amount that would otherwise be payable by limiting severance to avoid the 20 percent excise tax. The CIC Agreement provides for an initial term ending on December 31 of the year the agreement is first in effect, and extended on December 31 of each year for a period of one year, unless prior notice is given by the Company that the agreement will not be extended.

Under the CIC Agreement, “Change in Control” means:

•
Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) (a Person) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of either (x) the then-outstanding shares of common stock of the Company (the Outstanding Company Common Stock) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the Outstanding Company Voting Securities);

•
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a Business Combination), in each case unless, following such Business Combination, (x) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30 percent or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

•Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Under the CIC Agreement, “Cause” means:

•
An act or acts of fraud or misappropriation on the NEO’s part which result in or are intended to result in the NEO’s personal enrichment at the expense of the Company and which constitute a criminal offense under State or Federal laws;

•
The NEO’s continued failure to substantially perform the NEO’s duties with the Company (other than any such failure resulting from the NEO’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the NEO;

•	The NEO’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

•
The NEO’s conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of the NEO’s employment with the Company.

Under the CIC Agreement, “Good Reason” means, without the express written consent of the NEO:

•
The assignment to the NEO of any duties inconsistent in any substantial respect with the NEO’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the change in control or any other substantial adverse change in such position (including titles), authority or responsibilities;

•
A material reduction in the NEO’s base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits as in effect immediately prior to the change in control; or

•Any failure by the Company to obtain the assumption and agreement to perform by a successor.

The table below reflects the amount of compensation payable to each of the NEOs (i) under the CIC Agreement, as applicable to each individual NEO, in the event of such NEO’s involuntary not-for-cause termination of employment or resignation with good reason following a change in control and (ii) pursuant to the Company’s general practices, in the event of termination of such NEO’s employment upon voluntary termination, involuntary not-for-cause termination, involuntary for-cause termination and termination by death of the NEO. The amounts shown assume that such termination or change in control was effective as of May 26, 2019 and are estimates of the amounts that would be paid out to the NEO upon their termination. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from the Company. Except for the fiscal 2019 Annual Incentive and FlexComp Plan awards, the tables do not reflect earned amounts identified under the heading “Payments Made Upon Any Termination of Employment.” Items such as the Darden Savings Plan or FlexComp Plan account balances are identified under the Non-Qualified Deferred Compensation Table.

	Voluntary Termination ($)		Involuntary Not For Cause Termination (1) ($)	Involuntary For Cause Termination ($)	Involuntary Not For Cause Termination or Resignation For Good Reason (Change in Control) (2) ($)	Death ($)		Disability ($)
Benefits and Payments Upon Termination
Eugene I. Lee, Jr.
FY19 Annual Incentive (3)	3,200,000		3,200,000	3,200,000	3,200,000	3,200,000		3,200,000
FY19 FlexComp (Retirement Contribution) (4)	431,760		431,760	431,760	431,760	431,760		431,760
Cash Severance Benefit (5)	—		1,000,000	—	6,000,000	—		1,440,959	(6)
Accelerated Vesting of Stock-based Awards (7)	21,171,755	(8)	25,921,199	—	41,739,654	41,739,654		31,140,838
Miscellaneous Benefits (9)	144,271		156,950	144,271	170,372	1,500,000	(10)	272,706
Ricardo Cardenas
FY19 Annual Incentive (3)	989,307		989,307	989,307	989,307	989,307		989,307
FY19 FlexComp (Retirement Contribution) (4)	172,326		172,326	172,326	172,326	172,326		172,326
Cash Severance Benefit (5)	—		700,000	—	1,995,000	—		2,594,397	(6)
Accelerated Vesting of Stock-based Awards (7)	—		6,160,195	—	9,019,211	9,019,211		7,638,924
Miscellaneous Benefits (9)	106,319		118,998	106,319	125,862	1,500,000	(10)	164,766
David C. George
FY19 Annual Incentive (3)	1,193,077		1,193,077	1,193,077	1,193,077	1,193,077		1,193,077
FY19 FlexComp (Retirement Contribution) (4)	199,304		199,304	199,304	199,304	199,304		199,304
Cash Severance Benefit (5)	—		750,000	—	2,250,000	—		1,087,500	(6)
Accelerated Vesting of Stock-based Awards (7)	7,106,263	(8)	9,008,191	—	12,079,557	12,079,557		10,578,847
Miscellaneous Benefits (9)	15,192		24,701	15,192	29,802	1,500,000	(10)	89,940
Todd A. Burrowes
FY19 Annual Incentive (3)	813,741		813,741	813,741	813,741	813,741		813,741
FY19 FlexComp (Retirement Contribution) (4)	145,471		145,471	145,471	145,471	145,471		145,471
Cash Severance Benefit (5)	—		610,000	—	1,692,750	—		1,587,568	(6)
Accelerated Vesting of Stock-based Awards (7)	4,414,980	(8)	4,414,980	—	8,014,971	7,947,947		6,967,797
Miscellaneous Benefits (9)	7,673		11,884	7,673	14,173	1,500,000	(10)	60,708
Daniel J. Kiernan
FY19 Annual Incentive (3)	743,810		743,810	743,810	743,810	743,810		743,810
FY19 FlexComp (Retirement Contribution) (4)	132,114		132,114	132,114	132,114	132,114		132,114
Cash Severance Benefit (5)	—		550,000	—	1,443,750	—		1,292,459	(6)
Accelerated Vesting of Stock-based Awards (7)	2,132,504	(8)	2,132,504	—	3,356,813	3,356,813		2,813,633
Miscellaneous Benefits (9)	18,992		26,124	18,992	30,020	1,500,000	(10)	71,129

(1)	Involuntary not for cause termination includes termination of the NEO’s employment by the Company for any reason other than his or her violation of Company policy.

(2)	Amounts shown are subject to reduction if payments of benefits would result in excise tax liabilities under IRC Section 4999, and would result in the NEO being better off on an after-tax basis.

(3)	Reflects the executive’s actual earned annual cash incentive, which is also included in the Summary Compensation Table.

(4)	Reflects the annual FlexComp Plan award for fiscal 2019 paid in August 2019, which is also included in the Summary Compensation Table.

(5)
For Mr. Lee, the Change in Control scenario reflects two times the sum of his base salary plus target bonus. For Messrs. Burrowes, Cardenas, George, and Kiernan, the Change in Control scenario reflects one and one half times the sum of the NEOs base salary plus target bonus. For all NEOs, the Involuntary Not For Cause Termination scenario reflects 52 weeks of base salary, the value they may receive under our severance guidelines.

(6)
Severance benefits under the disability termination scenario reflect the estimated value of expected benefits payable by the Company through our short-term disability policy and by our third-party long-term insurance providers.  Assumes continued payment by the Company of an NEO’s base salary for 90 days. After that initial period until reaching age 65, an NEO would be entitled to receive $180,000 of annual disability benefits through the Company’s insured long-term disability program.

(7)
This value is calculated based on the closing market price of $120.13 of our common stock on the NYSE on May 24, 2019, the last trading day before the end of the fiscal year on May 26, 2019. For stock options, this value equals the difference between the closing market price of $120.13 of our common stock on the NYSE on May 24, 2019, and the exercise price, multiplied by the number of option shares subject to accelerated vesting upon termination. Performance Stock Unit payouts are estimated assuming 100 percent performance results. The amounts include accumulated cash and stock dividends on the outstanding Restricted Stock Units and Performance Stock Units, respectively.

(8)
This amount represents the value of awards that would receive continued and accelerated prorated vesting when a NEO qualifies for early retirement (age 55 plus ten years of service) as of May 26, 2019.

(9)
Miscellaneous benefits include the value of health and life insurance benefits, post-retiree medical benefits (if applicable), FlexComp Plan benefits, and miscellaneous perquisites such as discount on the purchase of their company car.

(10)
The maximum life insurance benefit for normal death is $1,500,000; for accidental death, the maximum is $3,000,000; and an additional $500,000 may be paid if death is attributable to death while traveling on business. These benefits would be paid from term life insurance policies.

The Company is party to trust agreements to provide for payments under our non-qualified deferred compensation plans, including our Compensation Plan for Non-Employee Directors, the 2015 Plan and the FlexComp Plan. Full funding is required upon a change in control of Darden. In addition, stock options, restricted stock, restricted stock units and PSUs issued under our stock plans are subject to accelerated vesting in the event of a termination not for cause or for good reason following a change in control, as defined in those plans or related award agreements.

Equity Compensation Plan Information

The following table gives information about shares of our common stock issuable as of May 26, 2019 under the 2015 Plan, 2002 Plan, the RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the RARE Plan) and our Employee Stock Purchase Plan.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (3)	3,467,767	$62.61	6,230,724	(4)
Equity compensation plans not approved by security holders (5)	11,386	$37.83	0
Total	3,479,153	$62.50	6,230,724

(1)	Includes stock options exercisable for common shares and deferred compensation obligations and unvested restricted stock units that may be paid out in common shares.

(2)	Relates solely to stock options exercisable for common shares.

(3)
Consists of the 2015 Plan, 2002 Plan and our Employee Stock Purchase Plan. The 2002 Plan has a “fungible share pool” approach to account for authorized shares. With respect to stock options and SARs, the number of shares available for awards is reduced by one share for each share covered by such award or to which the award relates. With respect to awards granted after September 15, 2006, other than stock options and SARs, the number of shares available for awards is reduced by two shares for each share covered by such award or to which such award relates. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash are not counted against the aggregate number of shares available for awards under the 2002 Plan.

(4)
Includes up to 5,270,692 shares of common stock that may be issued under awards under the 2015 Plan, and up to 960,032 shares of common stock that may be issued under our Employee Stock Purchase Plan. No new awards may be made under the 2002 Plan.

(5)	Consists of the RARE Plan, which is further described below.

RARE Plan. We acquired RARE on October 1, 2007. The RARE Plan has not been approved by our shareholders, but was approved by the shareholders of RARE on May 8, 2007. No new awards may be granted under the RARE Plan after May 10, 2014, but the plan shall remain in effect as long as any awards under the plan are outstanding. The RARE Plan is administered by the Compensation Committee. The RARE Plan provided for the issuance of common stock in connection with awards of non-qualified stock options, incentive stock options, restricted stock and restricted stock units. Persons eligible to receive awards under the RARE Plan were any employee, officer, director, consultant or advisor of the Company who, as of September 30, 2007, was an employee, officer, director, consultant or advisor to RARE or its subsidiaries or affiliates. The RARE Plan is designed to meet the requirements of Section 162(m) of the Internal Revenue Code regarding the deductibility of executive compensation. The RARE Plan provides that the exercise price of stock options shall be determined by the Compensation Committee, but shall not be less than the fair market value of a share of common stock as of the grant date. The Compensation Committee further amended the RARE Plan on June 19, 2008, to provide a “fungible share pool” approach to manage authorized shares under the RARE Plan. The RARE Plan did not provide for “net share counting,” so that shares that are used to pay the exercise price of a stock option or are withheld upon exercise of a stock option to satisfy tax withholding requirements were not added to the number of shares available for granting awards under the RARE Plan.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of Mr. Lee, our President and Chief Executive Officer.

For the fiscal year ending May 26, 2019, our last completed fiscal year:

•	The annual total compensation of the median compensated of all employees of the Company (other than our CEO) was $18,175.

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included on p. 38 of this Proxy Statement, was $10,710,578.

As a result, for fiscal 2019, the ratio of the annual total compensation of Mr. Lee, our CEO, to the annual total compensation of the median compensated of all employees was 589 to 1. Neither the Compensation Committee nor management of the Company uses the pay ratio measure in making compensation decisions.

Due to the variable nature of part time restaurant team member schedules, work hours and tenures from one year to the next, we believe it is most appropriate to identify a new median employee for each fiscal year.

To identify the median compensated employee and to determine the annual total compensation of the median employee, we used the following methodology, which is the same methodology we used in fiscal 2018:

•
We prepared a listing of all of the Company’s employees as of February 24, 2019, three months prior to our fiscal year end, resulting in a list of approximately 181,000 employees after certain permitted exclusions. As permitted by the de minimis exception under applicable SEC rules, we excluded all of our non-United States based employees, as they represented less than 5 percent of our total workforce. We excluded approximately 800 employees located in Canada and one employee located in Malaysia. The remaining employees were all based in the United States. We also excluded new hires who had not yet received their first paycheck.

•
We organized the resulting list by a consistently applied compensation measure (the Compensation Measure). The Compensation Measure that we used was comprised of all items of compensation, both cash and non-cash paid to our employees during the fiscal year, as represented in our corporate payroll system, excluding items such as Flex Comp awards, performance stock unit awards, restricted stock awards and certain other similar or related items that are not widely distributed to all employees. We annualized the compensation of employees who were hired during fiscal 2019. We then determined the median amount from this list and the related employee is our “median employee.” The median employee determined for fiscal 2019 is a part time team member at one of our restaurants.

•
After identifying the median employee, we calculated annual total compensation for this employee using the same methodology we use for calculating the total compensation of our named executive officers as set forth in the Summary Compensation Table.

AUDIT COMMITTEE REPORT

The Audit Committee.  Our Audit Committee consists of three directors, each of whom is an independent director under our Corporate Governance Guidelines and as required by the NYSE listing standards and SEC regulations for audit committee membership. The Audit Committee acts under a written charter adopted by the Board, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee appoints our independent registered public accounting firm and is primarily responsible for:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The qualifications and independence of our internal audit function and independent registered public accounting firm; and

•	The performance of our internal audit function and independent registered public accounting firm.

Management is responsible for our internal controls, for the financial reporting process, and for providing a report assessing the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and an independent audit of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

Audit Committee Report.  The Audit Committee has reviewed and discussed the audited consolidated financial statements with our management and discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence.

Based upon the reviews and discussions with management and KPMG LLP described above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 26, 2019 for filing with the SEC.

This report has been furnished by the members of the Audit Committee:

Cynthia T. Jamison, Chair
Margaret Shân Atkins
William S. Simon

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees

The following table sets forth the aggregate fees billed or estimated to be billed to us by KPMG LLP for fiscal 2019 and fiscal 2018:

	Fiscal 2019	Fiscal 2018
Audit Fees	$2,185,500	$2,272,500
Audit-Related Fees	172,500	164,000
Tax Fees	1,177,000	1,281,500
All Other Fees	3,560	3,560
Total Fees	$3,538,560	$3,721,560

Audit Fees consisted of fees paid to KPMG LLP for the audit of our annual financial statements included in the Annual Report on Form 10-K, review of our interim financial statements included in our Quarterly Reports on Form 10-Q, and services normally provided by our accountants in connection with statutory and regulatory filings or engagements. Fiscal 2019 audit fees were lower than the prior year primarily due to the absence of debt comfort letter related audit fees.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees. The services provided consisted of audits of our employee benefit plans, the Darden Restaurants, Inc. Foundation and Darden Dimes, Inc.

Tax Fees consisted of fees for tax compliance services. Fiscal 2019 tax fees were lower than the prior year, primarily due to lower income tax compliance service fees.

All Other Fees consisted of fees other than the services reported above. The services provided in fiscal 2019 and in fiscal 2018 consisted of a subscription to an accounting research website.

Pre-Approval Policy

Pursuant to our policy on Pre-Approval of Audit and Non-Audit Services, we discourage the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless:

•	In the opinion of senior management, the independent registered public accounting firm possesses unique knowledge or technical expertise that is superior to that of other potential providers;

•	The approvals of the Chair of the Audit Committee and the CFO are obtained prior to the retention; and

•	The retention will not affect the status of the independent registered public accounting firm as “independent accountants” under the applicable rules of the SEC, Independence Standards Board and NYSE.

In addition, all non-audit services of more than $250,000 in a fiscal quarter must be pre-approved by the full Audit Committee.

The details regarding any engagement of the independent registered public accounting firm for non-audit services are provided promptly to the full Audit Committee. During fiscal 2019 and fiscal 2018, all of the services provided by KPMG LLP for the services described above related to Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved using the above procedures and none were provided pursuant to any waiver of the pre-approval requirement.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why did I receive a one-page Notice in the mail regarding the Availability of Proxy Materials instead of printed proxy materials?

In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish such materials to our shareholders by providing access to these documents over the Internet. Accordingly, on August 5, 2019, we sent a Notice of Availability of Proxy Materials to our shareholders of record and beneficial owners. You have the ability to access the proxy materials on a website referred to in such Notice or request to receive a printed set of the proxy materials free of charge.

Who is entitled to vote?

Record holders of our common shares at the close of business on July 24, 2019 are entitled to one vote for each common share they own. On July 24, 2019, 122,815,717 shares of common stock were outstanding and eligible to vote. There is no cumulative voting.

How do I vote?

Before the meeting, if you are a shareholder of record, you may vote your shares in one of the following three ways:

•	By Internet, by going to the website shown on your proxy card or Notice of Availability of Proxy Materials and following the instructions for Internet voting set forth on such proxy card or Notice;

•	If you reside in the United States or Canada, by telephone at the number shown on your proxy card and following the instructions on such proxy card; or

•	If you received or requested printed copies of the proxy materials by mail, by completing, signing, dating and returning the proxy card.

Shareholders are invited to attend the Annual Meeting and vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from the broker, bank or other holder of record of your shares to be entitled to vote those shares in person at the meeting.

Telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. E.T. on September 17, 2019.

Please use only one of the three ways to vote. Please follow the directions on your proxy card or Notice of Availability of Proxy Materials carefully. The Florida Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, we will vote your shares as you direct. You have two choices for each director nominee — FOR or WITHHOLD — and three choices for each other matter to be voted upon — FOR, AGAINST or ABSTAIN.

If you are a shareholder of record and do not specify on your returned proxy card or through the Internet or telephone prompts how you want to vote your shares, we will vote them FOR the election of each of the eight director nominees set forth in this Proxy Statement, FOR advisory approval of our executive compensation and FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2020.

What is a “broker non-vote,” and will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in a brokerage account in your bank or broker’s name (street name), the proxy materials or Notice of Availability of Proxy Materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. If you received a proxy card, those shares held in street name were not included in the total number of shares listed as owned by you on the proxy card. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. You should follow the voting instructions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, if your bank or broker allows, submit voting instructions by telephone or the Internet.

A “broker non-vote” generally occurs when you fail to provide your broker with voting instructions and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the NYSE rules applicable to its member brokers. Broker non-votes are not counted as votes cast on a proposal, but the shares represented at the meeting by an executed proxy to which such non-votes relate are counted as present for the limited purpose of determining a quorum at the Annual Meeting. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2020 is considered a routine matter under current applicable rules, assuming that no shareholder contest arises as to this matter. As such, your brokerage firm will have the discretionary authority to vote shares on this matter for which you do not provide voting instructions. The election of directors and all other proposals to be voted on at the Annual Meeting, are not considered to be routine matters.

Ballots will be distributed during the meeting to anyone who wants to vote in person. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the meeting.

How do you recommend that I vote on these items?

The Board recommends that you vote FOR the election of each of the eight director nominees set forth in this Proxy Statement, FOR advisory approval of our executive compensation, and FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2020.

What if I change my mind after I vote?

You may change your vote or revoke your proxy at any time before the polls close at the meeting by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Voting again by Internet or telephone prior to the meeting as described on the proxy card; or

•	Voting again in person at the meeting.

You also may revoke your proxy prior to the meeting without submitting a new vote by sending a written notice to our Corporate Secretary that you are withdrawing your vote.

What shares are included on my proxy card?

If you received a proxy card by mail, your proxy card includes shares held in your own name and shares held in any Darden plan, including the Employee Stock Purchase Plan. You may vote these shares by Internet, telephone or mail, all as described on the proxy card and Notice of Availability of Proxy Materials.

How do I vote if I participate in the Darden Savings Plan?

If you hold shares in the Darden Savings Plan, which includes shares held in the Darden Stock Fund in the 401(k) plan, the Employee Stock Ownership Plan and after-tax accounts, these shares have been added to your other holdings on your proxy card if you received a proxy card by mail. You may direct the trustee how to vote your Darden Savings Plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, as described on the proxy card or Notice of Availability of Proxy Materials. If you do not submit timely voting instructions to the trustee on how to vote your shares, your Darden Savings Plan shares will be voted by the trustee in the same proportion that it votes shares in other Darden Savings Plan accounts for which it did receive timely voting instructions.

What does it mean if I received more than one proxy card or Notice of Availability of Proxy Materials?

If you received more than one proxy card or Notice of Availability of Proxy Materials, it means you have multiple accounts with your brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, EQ Shareowner Services, toll free at (877) 602-7596.

Who may attend the Annual Meeting?

The Annual Meeting is open to all holders of our common shares. To attend the meeting, you will need to register upon arrival. We will verify your name on our shareholders list and ask you to produce valid photo identification. If your shares are held in street name by your broker or bank, you must bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Darden shares, it is possible that you may not be admitted to the meeting.

May shareholders ask questions at the Annual Meeting?

We currently anticipate taking questions from shareholders, although we may impose certain procedural requirements such as limiting repetitive or follow-up questions or requiring questions to be submitted in writing.

How many shares must be present to hold the Annual Meeting?

A majority of our outstanding common shares as of the record date must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly returned a proxy by Internet, telephone or mail. Abstentions and “broker non-votes” also will be counted for purposes of establishing a quorum, as explained above under the question “How do I vote?”.

How many votes are required to approve each proposal?

Proposal 1: In an uncontested election, the eight director nominees shall be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “WITHHOLD” relating to that director’s election as described under the caption “PROPOSAL 1 — ELECTION OF EIGHT DIRECTORS FROM THE NAMED DIRECTOR NOMINEES.” Failing to vote for all or some of the director nominees will have no effect on the election of directors. Broker non-votes will also have no effect on this proposal. However, under our Bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast for the election of directors at any meeting at which a quorum is present, the director must promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director, as more particularly described under the heading “Corporate Governance and Board Administration — Director Election Governance Practices.”

Proposal 2: This advisory vote as described under the caption “PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION” is non-binding but the Board and the Compensation Committee will give careful consideration to the results of voting on this proposal. The approval of the advisory resolution on executive compensation requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 3: The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2020 described under the caption “PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

How will voting on “any other business” be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

Where do I find the voting results of the meeting?

We will include the voting results in a Current Report on Form 8-K, which we will file within four business days after the date our 2019 Annual Meeting of Shareholders ends.

How do I submit a shareholder proposal, nominate directors or recommend director nominees, or submit other business for next year’s annual meeting?

If you wish to submit a proposal for inclusion in our Proxy Statement for our 2020 Annual Meeting, the proposal must comply with applicable requirements or conditions established by the SEC, including Rule 14a-8 under the Exchange Act, and must be received by our Corporate Secretary at our principal office no later than the close of business on Tuesday, April 7, 2020. Please address your proposal to: Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837.

Under our Bylaws (which are subject to amendment at any time), if you wish to nominate a director at our 2020 Annual Meeting and such nomination will not be included in the proxy statement for that meeting, or you wish to bring other business before the shareholders at our 2020 Annual Meeting, you must:

•	Notify our Corporate Secretary in writing on or before May 23, 2020; and

•	Include in your notice the specific information required by our Bylaws and otherwise comply with the requirements of our Bylaws and applicable law.

Our Bylaws also provide a proxy access right to permit a shareholder, or a group of not more than 10 shareholders, owning continuously for at least 3 years shares of our Company representing an aggregate of at least 3 percent of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 25 percent of the number of the directors in office, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our Bylaws. If you wish to exercise your proxy access right to nominate a director(s), you must:

•	Notify our Corporate Secretary in writing on or before April 23, 2020; and

•	Include in your notice the specific information required by our Bylaws and otherwise comply with the requirements of our Bylaws and applicable law.

If you would like a copy of our Bylaws, we will send you one without charge on request. A copy of our Bylaws also is available at www.darden.com.

If you wish to recommend a nominee for director, you should comply with the procedures provided in our Director Nomination Protocol available at www.darden.com as Appendix A to our Nominating and Governance Committee charter and discussed under the heading “Meetings of the Board of Directors and Its Committees — Board of Directors — Director Candidates Recommended by Shareholders” above.

OTHER BUSINESS

As of the date of this Proxy Statement, your Board knows of no other matters to be brought before the 2019 Annual Meeting other than those discussed in this Proxy Statement. If any other matters requiring a vote of the shareholders are properly brought before the Annual Meeting, the persons appointed as proxyholders under the proxies solicited by the Board will vote such proxies in accordance with their best judgment, to the extent permitted under applicable law.

SOLICITATION OF PROXIES

We pay the costs of proxy solicitation, including the costs for mailing the Notice of Availability of Proxy Materials and preparing this Proxy Statement. We have engaged Okapi Partners (Okapi) to assist us in soliciting proxies from our shareholders for a fee of approximately $12,500 plus reimbursement of out-of-pocket expenses. In addition to Okapi, our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by telephone or other electronic communications. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

HOUSEHOLDING OF MATERIALS FOR ANNUAL MEETING OF SHAREHOLDERS

SEC rules allow us to deliver a single copy of proxy statements, annual reports, prospectuses and information statements or Notice of Availability of Proxy Materials to any address shared by two or more of our shareholders. This method of delivery is called “householding” and can significantly reduce our printing and mailing costs and reduce the volume of mail you receive. Accordingly, we are delivering only one Notice of Availability of Proxy Materials or (if paper copies are requested) one Proxy Statement and 2019 Annual Report on Form 10-K to multiple shareholders sharing an address, unless we received instructions to the contrary from one of more of the shareholders. If you would like to receive more than one copy of the Notice of Availability of Proxy Materials or Proxy Statement and our 2019 Annual Report on Form 10-K, we will promptly send you additional copies upon written or oral request directed to Broadridge Financial Services at toll free (800) 579-1639, or at www.proxyvote.com. The same phone number and website address may be used to notify us that you prefer to receive your own copy of proxy and other materials in the future or to request future delivery of a single copy of proxy or other materials. If your shares are held in street name, you may request information about householding from your bank or broker.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of our common shares to file with the SEC and NYSE reports of ownership and changes in ownership of our common shares. Directors, executive officers and greater than 10 percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports furnished to us since the beginning of fiscal 2019 and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors and executive officers were timely satisfied during fiscal 2019.

AVAILABILITY OF ANNUAL REPORT TO SHAREHOLDERS

SEC rules require us to provide an Annual Report to shareholders who receive this Proxy Statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. For fiscal 2019, the Company is fulfilling this requirement by delivering the Company’s Annual Report on Form 10-K. You may obtain without charge the Company’s 2019 Annual Report on Form 10-K or any other corporate governance documents referred to in this Proxy Statement by writing to the Corporate Secretary of the Company at 1000 Darden Center Drive, Orlando, Florida 32837. These also are available on the SEC’s website at www.sec.gov or on the Company’s website at www.darden.com.

The Annual Report on Form 10-K is not to be regarded as soliciting material, and our management does not intend to ask, suggest or solicit any action from the shareholders with respect to the Annual Report on Form 10-K.

The information provided on the Company’s website is referenced in this Proxy Statement for information purposes only. The information on the Company’s website shall not be deemed to be a part of or incorporated by reference into this Proxy Statement or any other filings we make with the SEC.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on September 18, 2019:  The Proxy Statement and our 2019 Annual Report on Form 10-K are available without charge to shareholders upon written or oral request directed to Okapi Partners by calling (212) 297-0720, toll-free by calling (877) 869-0171 or by email at info@okapipartners.com.

YOUR VOTE IS IMPORTANT!

Please vote by telephone or the Internet or promptly mark, sign, date and return your proxy card if you received a proxy card by mail.

BY ORDER OF THE
BOARD OF DIRECTORS

Matthew R. Broad
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary

August 5, 2019

Appendix A — Glossary of Terms

•
2002 Plan. The Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended, which provides for the grant of stock options, SARs, restricted stock, restricted stock units, performance awards and other stock and stock-based awards to employees, officers, consultants, advisors and non-employee directors.

•	2015 Plan. The Darden Restaurants, Inc. 2015 Omnibus Incentive Plan adopted by the Board in July 2015 and approved by shareholders at the 2015 Annual Meeting.

•	Annual Meeting. The 2019 Annual Meeting of Shareholders to be held on September 18, 2019.

•	CEO. Our Chief Executive Officer.

•	CFO. Our Chief Financial Officer.

•	COO. Our Chief Operating Officer.

•	Compensation Committee or Committee (when used in the Compensation Discussion and Analysis or Executive Compensation sections). The Compensation Committee of your Board of Directors.

•	Company. Darden Restaurants, Inc.

•	Exchange Act. The Securities Exchange Act of 1934, as amended.

•	Executive Officers. The most senior executives of the Company designated as our “executive officers” in our most recent Form 10-K and other securities filings.

•	NEO. Named Executive Officer. Our officers who are named in the Summary Compensation Table, as required by SEC rules.

•	NYSE. The New York Stock Exchange.

•	PSUs. Performance Stock Units granted under our 2002 Plan or 2015 Plan.

•	RARE. RARE Hospitality International, Inc.

•	S&P 500. A value weighted index of the prices of the common stock of 500 large companies, whose stock trades on either the NYSE or the NASDAQ.

•	SARs. Stock appreciation rights.

•	SEC. Securities and Exchange Commission.

DARDEN

1000 DARDEN CENTER DRIVE
ORLANDO, FL 32837

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. EDT on September 17, 2019 for shares held directly and by 11:59 p.m. EDT on September 15, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Darden Restaurants, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. EDT on September 17, 2019 for shares held directly and by 11:59 p.m. EDT on September 15, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Darden Restaurants, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E83285-P27726 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DARDEN RESTAURANTS, INC.

The Board of Directors recommends you vote "FOR ALL" on proposal 1.

	For All	Withhold All	For All Except
1. To elect a full Board of eight directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The eight director nominees are as follows:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Margaret Shân Atkins
02) James P. Fogarty
03) Cynthia T. Jamison
04) Eugene I. (Gene) Lee, Jr.
05) Nana Mensah
06) William S. Simon
07) Charles M. (Chuck) Sonsteby
08) Timothy J. Wilmott

The Board of Directors recommends you vote "FOR" proposals 2 and 3.

This proxy is solicited on behalf of the Board of Directors of Darden Restaurants, Inc. If this signed card contains no specific voting instructions, the shares will be voted with the Board's recommendations.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The accompanying Proxy Statement and our 2019 Annual Report on Form 10-K are available at *www.darden.com*. In addition, you may access these materials at *www.proxyvote.com*. Instructions for requesting a paper copy of these materials are set forth in the Notice of Availability of Proxy Materials sent to certain shareholders on August 5, 2019.

E83286-P27726

DARDEN RESTAURANTS, INC.
Annual Meeting of Shareholders
September 18, 2019, 10:00 AM (EDT)
This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 18, 2019.

The undersigned hereby appoints Matthew R. Broad, Anthony G. Morrow, and Jessica P. Lange, and each of them, as proxies, with full power of substitution, to vote all common shares which the undersigned has power to vote at the 2019 Annual Meeting of Shareholders of Darden Restaurants, Inc. at Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting.

If no choice is specified, the proxy will be voted "FOR" proposals 1, 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE